As filed with the Securities and Exchange Commission on August 10, 2015
Registration No. 333-205749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	5810	47-1941186
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald Palmese, Jr., Esq.
Vice President, General Counsel and Secretary
24 Union Square East, 5th Floor
New York, NY 10003
Telephone: (646) 747-7241
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Sobel, Esq. Gregory P. Rodgers, Esq. Ryan K. deFord, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Daniel J. Bursky, Esq. Andrew B. Barkan, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Telephone: (212) 859-8000 Fax: (212) 859-4000

As soon as practicable after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 10, 2015
PRELIMINARY PROSPECTUS
4,000,000 Shares

Class A Common Stock

The selling stockholders identified in this prospectus are offering 4,000,000 shares of Class A common stock. We are not selling any shares of Class A common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange under the symbol "SHAK." We have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. All of our Class B common stock is held by the Continuing SSE Equity Owners (as defined herein) on a one-to-one basis with the number of LLC Interests (as defined herein) of SSE Holdings they own. See "Glossary" and "Prospectus Summary."

The last reported sale price of our Class A common stock on August 7, 2015 was $71.64 per share.

We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 24 of this prospectus and "Risk Factors" in our 2014 10-K (as defined herein).

Per Share	Total
Public offering price	$	$
Underwriting discounts and commission(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$
(1) See "Underwriting" for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 600,000 shares of Class A common stock.

Neither the Securities and Exchange Commission ("SEC") nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about , 2015.

J.P. Morgan
Morgan Stanley	Barclays	Goldman, Sachs & Co.	Jefferies	William Blair	Stifel

The date of this prospectus is , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.
For investors outside the United States: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See "Underwriting."

i

GLOSSARY
As used in this prospectus, unless the context otherwise requires:

▪
“we,” “us,” “our,” the “Company,” “Shake Shack” and similar references refer to Shake Shack Inc., and, unless otherwise stated, all of its subsidiaries, including SSE Holdings, LLC, which we refer to as “SSE Holdings,” and, unless otherwise stated, all of its subsidiaries. We are a holding company and the sole managing member of SSE Holdings, and our principal asset is our interest in SSE Holdings.

▪
“Continuing SSE Equity Owners” refers to those Original SSE Equity Owners (including USHG (as defined below), Daniel Meyer (including a trust affiliate) and the S Corporations (as defined below), certain affiliates of LGP (as defined below), certain affiliates of SEG (as defined below) and certain of our executive officers) that continue to own LLC Interests (as defined below) after the Organizational Transactions (as defined below) and who may exchange their remaining LLC Interests for shares of our Class A common stock.

▪
“Former SSE Equity Owners” refers to those former indirect members of SSE Holdings to which affiliates we issued shares of our Class A common stock as merger consideration upon the acquisition by way of merger of these affiliates that were owned by such former members.

▪	“LLC Interests” refers to the single class of common membership interests of SSE Holdings.

▪	“Original SSE Equity Owners” refers to the owners of SSE Holdings prior to the Organizational Transactions, including, the members of the Voting Group (as defined below).

▪
"selling stockholders" refers to the existing stockholders who are offering shares of Class A common stock in this offering, as identified in "Principal and Selling Stockholders," including (i) certain Continuing SSE Equity Owners who prior to the consummation of this offering will exchange their LLC Interests for shares of Class A common stock as described in "Prospectus Summary—The Offering" and (ii) certain affiliates of the Former SSE Equity Owners.

▪	“USHG” refers to Union Square Hospitality Group, LLC.

▪
“Voting Group” refers collectively to (i) Daniel Meyer (including a trust affiliate), (ii) Union Square Cafe Corp. and Gramercy Tavern Corp., each of which are controlled by Mr. Meyer, which we refer to collectively as the “S Corporations,” (iii) USHG, which, together with Mr. Meyer and the S Corporations, we refer to collectively as the “Meyer Group,” (iv) certain affiliates of Leonard Green & Partners, L.P., which we refer to as “LGP,” (v) certain affiliates of Select Equity Group, which we refer to as “SEG,” and (vi) certain other Original SSE Equity Owners, all of whom are parties to the Stockholders Agreement as described in “Certain Relationships and Related Party Transactions, and Director Independence—Stockholders Agreement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 27, 2015, incorporated by reference herein (the "2014 10-K"). The Voting Group holds Class A common stock and Class B common stock representing in the aggregate a majority of the combined voting power of our common stock.

BASIS OF PRESENTATION
SSE Holdings and Shake Shack Inc. operate on a 52- or 53-week fiscal year ending on the last Wednesday of the calendar year. Accordingly, references to fiscal 2012, fiscal 2013 and fiscal 2014 represent the financial results of SSE Holdings and its subsidiaries for the fiscal years ended December 26, 2012, December 25, 2013 and December 31, 2014, respectively. In a 52-week fiscal year, each quarter contains 13 weeks of operations; in a 53-week fiscal year, which occurs every five or six years, each of the first, second and third quarters includes 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Fiscal 2012 and fiscal 2013 were both 52-week years. Fiscal 2014 was a 53-week year, which caused our revenue, expenses and other results of operations to be higher due to the additional week of operations.
As the Organizational Transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and Organizational Transactions (as defined below) have been adjusted to combine the previously separate entities for presentation purposes.
INITIAL PUBLIC OFFERING AND ORGANIZATIONAL TRANSACTIONS
On February 4, 2015, we completed an initial public offering (the “IPO”) of 5,750,000 shares of our Class A common stock at a public offering price of $21.00 per share, which included 750,000 shares issued pursuant to the underwriters’ option to purchase additional shares of our Class A common stock. We received $112.3 million in proceeds, net of underwriting discounts and commissions, which we used to purchase newly-issued membership interests from SSE Holdings at a price per interest equal to the initial public offering price of our Class A common stock.
In connection with the IPO, we completed the following transactions (the “Organizational Transactions”):

▪
We amended and restated the limited liability company agreement of SSE Holdings (“SSE Holdings LLC Agreement”) to, among other things, (i) provide for a new single class of common membership interests in SSE Holdings (“LLC Interests”), (ii) exchange all of the membership interests of the Original SSE Equity Owners for LLC Interests and (iii) appoint Shake Shack as the sole managing member of SSE Holdings.

▪
We amended and restated our certificate of incorporation to, among other things, (i) provide for Class B common stock with voting rights but no economic rights (where “economic interests” means the right to receive any distributions or dividends, whether cash or stock, in connection with common stock) and (ii) issue shares of Class B common stock to the Original SSE Equity Owners on a one-to-one basis with the number of LLC Interests they own.

▪
We acquired, by merger, two entities that were owned by the Former SSE Equity Owners, for which we issued 5,968,841 shares of Class A common stock as merger consideration (the “Mergers”). The only assets held by the Former SSE Equity Owners prior to the merger were 5,968,841 LLC Interests and a corresponding number of shares of Class B common stock. Upon consummation of the Mergers, we canceled the 5,968,841 shares of Class B common stock and recognized the 5,968,841 of LLC Interests at carrying value, as the Mergers are considered transactions between entities under common control.

Following the completion of the Organizational Transactions, we own 33.3% of SSE Holdings and the Continuing SSE Equity Owners own the remaining 66.7% of SSE Holdings. Immediately following this offering, the holders of our Class A common stock will hold 100% of the economic interests in us and 42.0% of the voting power in us, and the Continuing SSE Equity Owners, through their ownership of all of the outstanding Class B common stock, collectively will hold no economic interest in us and the remaining 58.0% of the voting power in us. We are a holding company, and upon the consummation of this offering, our principal asset will continue to be the LLC Interests in SSE Holdings, representing an aggregate 42.0% economic interest in SSE Holdings. The remaining 58.0% economic interest in SSE Holdings will continue to be owned by the Continuing SSE Equity Owners through their ownership of LLC Interests. We are the sole managing member of SSE Holdings and, although we will continue to have a minority economic interest in SSE Holdings, we have the sole voting power in, and control the management of, SSE Holdings. Accordingly, we consolidate the financial results of SSE Holdings and report a non-controlling interest in our consolidated financial statements incorporated by reference herein.

TRADEMARKS
This prospectus includes our trademarks, trade names and service marks, such as “Shake Shack®,” “ShackBurger®,” “®,” “®,” “Shack-Cago Dog®,” “SmokeShack®,” “ShackMeister®,” “Shack20®,” “Pooch-ini®” and “Stand for Something Good®,” which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts, as well as market analyses and reports prepared for us by eSite, Inc.), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third‑party sources is reliable, we have not independently verified any third‑party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the 2014 10-K, "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
NON-GAAP FINANCIAL MEASURES
Certain financial measures included or incorporated by reference in this prospectus, such as same-Shack sales, average unit volumes, Shack-level operating profit margin, EBITDA, Adjusted EBITDA and Adjusted pro forma net income are not recognized under accounting principles generally accepted in the United States, which we refer to as “GAAP.” We define these terms as follows:

▪
“Same-Shack sales” represents Shack sales for the comparable Shack base, which we define as the number of domestic company-operated Shacks open for 24 months or longer. For the fiscal years ended December 26, 2012, December 25, 2013 and December 31, 2014 and the twenty-six weeks ended June 25, 2014 and July 1, 2015, there were five, eight, 13, 10 and 16 Shacks, respectively, in our comparable Shack base. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as we believe it more accurately reflects the performance of our business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.

▪
“Average unit volumes” or “AUVs” for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUVs are calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company‑operated Shacks open during that period. For Shacks that are not open for the entire period, we make fractional adjustments to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUVs allows us to assess changes in guest traffic and per transaction patterns at our domestic company-operated Shacks.

▪
“Shack-level operating profit margin” is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales. Shack-level operating profit margin is not required by, or presented in accordance with, GAAP. Shack-level operating profit margin is a supplemental measure of operating performance of our Shacks and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. We believe that Shack-level operating profit margin is an important measure to evaluate the performance and profitability of each Shack, individually and in the aggregate. We use Shack-level operating profit margin information to benchmark our performance versus competitors.

▪	“EBITDA” is a supplemental measure of our performance. EBITDA is defined as net income before interest, taxes, depreciation, and amortization.

▪
“Adjusted EBITDA” is a supplemental measure of our performance. Adjusted EBITDA is also the basis for performance evaluation under our executive compensation programs. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation expense, non-cash deferred rent adjustments and pre-opening costs, as well as certain non-recurring charges. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.

EBITDA and Adjusted EBITDA are included or incorporated by reference in this prospectus because they are key metrics used by management and our Board of Directors to assess our financial performance. EBITDA and Adjusted EBITDA are frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect tax payments, debt service requirements, capital expenditures, Shack openings and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

•
"Adjusted pro forma net income" represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding LLC Interests for shares of Class A common stock, adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. We believe adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period and relative to our competitors.
ADDITIONAL FINANCIAL MEASURES AND OTHER DATA

▪
“Shack sales” represent the aggregate sales of food and beverages in domestic company-operated Shacks. Shack sales in any period are directly influenced by the number of operating weeks in such period, the number of open Shacks and same-Shack sales.

▪
The “number of new Shack openings” reflects the number of Shacks opened during a particular reporting period. Before we open new Shacks, we incur pre‑opening costs, as described below. We expect that we will open at least 10 domestic company‑operated Shacks each fiscal year for the foreseeable future, which is the primary driver of our expected sales growth. The total number of new Shacks per year and the timing of Shack openings has, and will continue to have, an impact on our results. New Shacks sometimes experience normal inefficiencies in the form of higher labor and other operating expenses and, as a result, Shack‑level operating profit margins are generally lower during the start‑up period of operation. See “Risk Factors—Risks Related to Our Business—New Shacks, once opened, may not be profitable, and the historical performance of our Shacks may not be indicative of future results."

v

▪
“Same-Shack sales growth” means, for any reporting period, the change in same-Shack sales as compared to the corresponding prior reporting period. For the fiscal years ended December 26, 2012, December 25, 2013 and December 31, 2014 and the twenty-six weeks ended June 25, 2014 and July 1, 2015, there were five, eight, 13, 10 and 16 Shacks, respectively, in our comparable Shack base. Same-Shack sales growth can be generated by an increase in the number of daily transactions and/or increases in the average amount of each transaction resulting from a shift in menu mix and/or higher prices from new products or price increases. The small number of Shacks included in our comparable Shack base may cause same-Shack sales growth to fluctuate and be unpredictable. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as we believe it more accurately reflects the performance of our business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.

Given our focused marketing efforts surrounding each opening, new Shacks often experience an initial start-up period with considerable sales volumes, which subsequently decrease to stabilized levels after approximately 12 months. Thus, we do not include Shacks in the comparable Shack base until they have been open 24 months or longer. We expect that this trend will continue for the foreseeable future as we continue to open and expand into new markets.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including “Risk Factors”, "Risk Factors" in our 2014 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2014 10-K, our Quarterly Report on Form 10-Q for the quarter ended April 1, 2015, filed with the SEC on May 15, 2015 (the "First Quarter 10-Q"), and our Quarterly Report on Form 10-Q for the quarter ended July 1, 2015, filed with the SEC on August 10, 2015 (the "Second Quarter 10-Q" and together with the First Quarter 10-Q, the "10-Q's"), each incorporated by reference herein, and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before making an investment decision. The principles of “Enlightened Hospitality,” as defined by Danny Meyer, state that we prioritize our own people above all else, because we understand that taking care of each other is the foundation that enables us to provide uncommon excellence and hospitality to our team members, guests, our community, our suppliers and our stockholders. We refer to our customers as “guests,” as we treat anyone who walks into our restaurants, or “Shacks,” as if they were guests in our home. Except as specifically noted or as the context otherwise implies, the description of our menu, supply chain and operations in this prospectus applies to our domestic company‑operated Shacks, as some of the Shacks operated by our licensees vary in menu, supply chain and operations.
OVERVIEW OF SHAKE SHACK
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, hot dogs, crinkle-cut fries, shakes, frozen custard, beer and wine. Founded by Danny Meyer's Union Square Hospitality Group, LLC ("USHG"), Shake Shack was created leveraging USHG's expertise in community building, hospitality, fine dining, restaurant operations and the sourcing of premium ingredients. Danny's vision of Enlightened Hospitality™ guided the creation of the unique Shake Shack culture that, we believe, creates a differentiated experience for our guests across all demographics at each of our Shacks around the world. As the chairman of Shake Shack's Board of Directors and USHG's Chief Executive Officer, Danny has drawn from USHG's experience in creating and operating some of New York City's most acclaimed and popular restaurants—including Union Square Cafe, Gramercy Tavern, Blue Smoke, The Modern, Maialino and Marta—to build what we believe is a new fine casual restaurant category in Shake Shack.
Shake Shack originated from a hot dog cart that USHG established in 2001 to support the rejuvenation of New York City's Madison Square Park through its Conservancy's first art installation—"I Y Taxi." The hot dog cart was an instant hit, with lines forming daily throughout the summer months for the next three years. In response to this success, the city's Department of Parks and Recreation awarded Shake Shack a contract to create a kiosk to help fund the park's future. In 2004, Shake Shack officially opened and immediately became a community gathering place for New Yorkers and visitors from all over the world. Over the last decade, Shake Shack has become a beloved New York City institution that generates significant media attention, critical acclaim and a passionately-devoted following. We have since grown rapidly with 71 Shacks in nine countries.
Our vision is to Stand For Something Good in all aspects of our business, including the exceptional team we hire and train, the premium ingredients making up our menu, our community engagement and the design of our Shacks. Stand For Something Good is a call to action for all of our stakeholders—our team, guests, communities, suppliers and investors—and we actively invite them all to share in this philosophy with us. This commitment drives our integration into the local communities in which we operate and fosters a lasting connection with our guests. We continually invest in our "Shack Team," as we believe that team members who are treated and trained well will deliver Enlightened Hospitality and a superior guest experience. Through our leadership development program, The Shacksperience™, we teach our team members the principles of Enlightened Hospitality and how to live and breathe our Shack Pact™, the agreement that encompasses our value system and brand ethos. Our people make all the difference, as they embody the sense of community necessary to create the complete Shake Shack experience. This vision reflects our goal to be the best burger company in the world, for the world and for our team.
We believe Shake Shack has become a compelling lifestyle brand and has helped to pioneer the creation of a new fine casual category in restaurants. Fine casual couples the ease, value and convenience of fast casual concepts with the high standards of excellence in thoughtful ingredient sourcing, preparation, hospitality and quality grounded in fine dining. As a pioneer in this new category, we strive to maintain the culinary traditions of the classic American burger stand, while providing our guests a menu of chef-inspired food and drinks. Our signature items are our all-natural, hormone and antibiotic-free burgers, hot dogs, crinkle-cut fries, shakes and frozen custard. We cook our burgers and spin our shakes to order and strive to use the freshest premium ingredients available. This core menu is supplemented with seasonal and innovative culinary offerings such as those featured during our annual Shacktoberfest event.
We open Shacks in areas where communities gather, often with high foot traffic and substantial commercial density such as New York City’s Theater District, London’s Covent Garden and Dubai’s Mall of the Emirates. We have been able to successfully grow across a variety of locations due to our versatile Shack formats and designs that are tailored to reflect each Shack community’s core attributes. We have grown from seven Shacks, as of December 29, 2010, to 63 Shacks as of December 31, 2014, representing a 73% compound annual growth rate ("CAGR"). As a result, our total revenue grew from $19.5 million in fiscal 2010 to $118.5 million in fiscal 2014, a 57% CAGR. In fiscal 2014, our domestic company-operated Shacks had AUVs of approximately $4.6 million. Our net income grew from $0.2 million in fiscal 2010 to $2.1 million in fiscal 2014, and Adjusted EBITDA grew to $18.9 million. For a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income, see “—Summary Historical Consolidated Financial and Other Data.”

Shack Count
(at end of fiscal year)
70
60
50
40
30
20
10
0
Number of Shacks
7
2
5
14
2
3
9
21
5
3
13
40
15
4
21
63
27
5
31
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
Domestic company-operated
Domestic licensed
International licensed

(1)
Shack system-wide sales includes combined revenue from all of our domestic company-operated Shacks and our domestic and international licensed Shacks. Our total revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue from our domestic and international licensed Shacks.

WHAT MAKES SHAKE SHACK SPECIAL
Our Culture of Enlightened Hospitality: Taking Care of Each Other
We believe that the culture of our team is the single most important factor in our success. We aim to recruit people who are warm, friendly, motivated, caring, self-aware and intellectually curious—what we call "51%'ers." We use the term "51%" to describe the emotional skills needed to thrive at the job and "49%" to describe the technical skills needed for the job. Our 51%'ers are excited and committed to championship performance, remarkable and enriching hospitality, embodying our culture and actively growing themselves and the brand. Our team is trained to understand and practice the values of Enlightened Hospitality: caring for each other, caring for our guests, caring for our community, caring for our suppliers and caring for our stockholders. These principles have been championed by Danny Meyer throughout his career and are detailed in his New York Times best-selling book Setting the Table: The Transforming Power of Hospitality in Business; they are fundamental to the way Shake Shack operates its business.
Our culture is rooted in the 30-year history of USHG. Our commitment to Stand For Something Good permeates throughout every Shack and every team member we hire. Expounding on the principles of USHG's Enlightened Hospitality and Stand For Something Good is our Shack Pact, which is prominently displayed in the team member areas of every Shack, on the inside cover of the Shackademics™ book (our training manual) and on the template for every pre-meal meeting agenda (daily Shack team meeting). It is the agreement we make with ourselves and with each other to uphold our principles and to hold each other accountable. Our Shack Pact is summarized below:

▪
Hospitality – We stand for the following 5 Tenets of Enlightened Hospitality (Taking Care of Each Other, Our Guests, Our Community, Our Suppliers and Our Stockholders) to create raves through every stakeholder interaction.

▪
Team – We stand to hire 51%'ers to create teams that are excited and committed to championship performance, remarkable and enriching hospitality, embodying our culture and actively growing themselves and the brand.

▪	Food & Drink – We stand to be a worldwide culinary leader in our interpretation of the classic American roadside burger stand.

▪	The Shack – We stand to design, build and maintain the most engaging, thoughtful, safe and clean environment for our teams to work in and our guests to gather in.

▪	Communication – We stand to be aligned with each other every day so that mutual understanding leads to progress.
The unity that we have built amongst our Shack teams and within the Company as a whole is a key driver of our ability to deliver a great guest experience and, therefore, continue to successfully grow our footprint. Each Shack has a "Caught Doing Right" board where team members are encouraged to post notes when they have witnessed other team members go above and beyond what is expected. At Shake Shack, we celebrate our successes, no matter how small, and this is practiced at every level of the Company. We also believe that team members will perform their best when they feel like the rest of the team is "on their side"—a belief ingrained in Shake Shack's DNA that began in the early stages of our fine dining history.
The Bigger We Get, the Smaller We Need to Act
This mantra, which was developed from our Stand For Something Good vision, is what guides our decision-making and keeps us connected to our roots. As we grow, it is our passion to continue the ethos that led to the creation of USHG and Shake Shack and to never veer too far from that original vision. We make decisions that focus on the core of who we are, staying true to the principles of Enlightened Hospitality. It is these decisions that drive us to seek out what we believe to be the finest team members, the tastiest ingredients, the best suppliers and the best community partners.
Fine Casual: Inspired Food and Drink
We embrace our fine-dining heritage and are committed to sourcing premium, sustainable ingredients, such as all-natural, hormone and antibiotic-free beef, while offering excellent value to our guests. Our core menu remains focused and is supplemented with targeted innovation inspired by the best versions of the classic American roadside burger stands. As a result of culinary creativity and excellence, we attract continued interest from partners such as award-winning chefs, talented bakers, farmers and artisanal purveyors who want to collaborate with us in different and engaging ways. We never stop looking for the best ingredients and the best culinary partners in order to exceed our guests' expectations in every aspect of their experience.
Menu
Our menu focuses on premium food and beverages, carefully crafted from a range of classic American foods at more accessible price points than full-service restaurants. Our domestic menu includes a variety of signature items, such as the ShackBurger, SmokeShack, Shack-cago Dog, 'Shroom Burger™, seasonal frozen custard, hand-spun shakes, concretes, ShackMeister Ale and Shack Red™ and Shack White™ wines. The Shake Shack concept and core menu items have not materially changed since 2004, which speaks to the timeless and universal appeal of our food offerings.

Burgers
Shake Shack uses a proprietary whole-muscle blend of all-natural, hormone and antibiotic-free beef in its hamburgers, which are ground fresh daily. Shake Shack's flagship item is the ShackBurger, which is a four-ounce cheeseburger topped with lettuce, tomato and ShackSauce™. We take great care in the preparation of our burgers, from sourcing to handling to cooking, to ensure that the quality of the burgers we serve drives new and repeat visits. The burger section of our menu also includes the SmokeShack, 'Shroom Burger (our vegetarian burger), Shack Stack® and Hamburger.

Fries
Our classic and passionately loved crinkle-cut fries are made from premium golden potatoes and are prepared 100% free of artificial trans fat. Guests also have the option to order Cheese Fries, which are our crinkle-cut fries topped with a proprietary blend of cheddar and American cheese sauce. We believe the tactile pleasure and emotional attachment that our guests have to the crispiness and ridges of our crinkle-cut fries is a nostalgic ode to the roadside burger stand of yesteryear.

Hot Dogs
Shake Shack was born from a hot dog cart in 2001 and we believe that our hot dog options give our guests another premium category from which to choose. Both our beef hot dogs and our chicken dogs are made from 100% all-natural, hormone and antibiotic-free beef and chicken, respectively. Our signature Shack-cago Dog is "dragged through the garden" and topped with Shack relish, onion, cucumber, pickle, tomato, sport pepper, celery salt and mustard. The ShackMeister Dog™ is topped with cheese sauce and ShackMeister Ale–marinated shallots.

Frozen Custard
Our premium, dense, rich and creamy ice cream, spun daily on-site, is crafted from our proprietary vanilla and chocolate recipes using only real sugar—no corn syrup—and milk from dairy farmers who pledge not to use artificial growth hormones. Shakes remain our guests' favorite in this category and are scooped and spun to order. Our concretes are made by blending frozen custard at high speed with premium mix-ins. Since each Shake Shack intends to mirror its community, each Shack has signature concretes, distinct to its location, and uses locally-sourced mix-ins made by artisanal producers whenever possible. Also, each month Shake Shack unveils a specialized custard calendar with seasonally changing flavors. The flavors change every week, with favorites repeating throughout the year. Our culinary team also uses the custard menu to highlight local, seasonal and premium ingredients. Not only does the custard calendar keep the custard section of the menu varied and bolster guest frequency, but it also helps distinguish our menu relative to other burger chains.

Beer, Wine and Beverages
Our proprietary ShackMeister Ale, brewed by Brooklyn Brewery, was specifically crafted to complement the flavor profile of a ShackBurger, and our local beer selections are tailored to each Shack's geography. When it comes to wine, we believe that our Shack Red and Shack White, grown and bottled exclusively by Frog's Leap Vineyards in Napa Valley, accentuate our fine dining ethos and provide our guests with premium beverage options not commonly found at burger concepts. In addition, we serve draft Root Beer, seasonal freshly-squeezed lemonade, organic iced tea and Shack20 bottled water, 1% of sales from which support the cleanup of water sources around the world.

Dogs Are Welcome Too
We believe that many dog owners treat their four-legged friends as family members. From our first Shack at Madison Square Park, we wanted to invite dogs to be part of the community gathering experience and developed the "Woof" section on our menu. ShackBurger dog biscuits, peanut butter sauce and vanilla custard make up our signature Pooch-ini, which is available at Shacks with an outdoor space. We also serve dog biscuits to-go, handcrafted exclusively for us by a New York-based bakery.

Culinary Innovation
Shake Shack continues to innovate around our core menu. We are constantly experimenting with seasonal and local products, to enhance our menu and drive revenue. Our fine dining heritage has afforded Shake Shack a unique opportunity to team up with some of the world's best chefs for short-term specials such as Daniel Boulud's "Piggie Shack" to celebrate our 10th birthday at Madison Square Park or Marc Vetri's "Carbonara Burger" that ran only in Philadelphia. We devote significant resources to menu innovation and are frequently invited to participate and compete in chef events, which present opportunities for us to test new creations that can often lead to the introduction of new items. Examples of recent innovations include the following:

▪
The ChickenShack™ – Our first chicken sandwich, the ChickenShack, is made with all-natural and antibiotic-free chicken breast, lettuce, pickles and buttermilk herb mayo and is available exclusively at our Brooklyn Shacks as a limited-time offering.

▪
ShackMeister Burger™ – Our winning entry at the 2014 Food Network South Beach Wine & Food Festival Burger Bash, the ShackMeister Burger is a 100% all-natural Angus beef cheeseburger topped with crispy marinated shallots and ShackSauce. The ShackMeister Burger debuted in January 2015 as a limited-time offering and has been extremely popular with guests.

▪	The Roadside Shack™ — Currently served Shack-wide as a limited time offering, the Roadside Shack is an all-natural cheeseburger topped with bacon-carmelized onions.

▪
Shake of the Week – With the release of our new custard calendar in January 2015, we launched the Shake of the Week. Every single flavor of frozen custard can now be hand-spun into rich, creamy and deliciously dense shakes. The new custard calendar and Shake of the Week allow guests more opportunities to try each month's flavors and now offer more flavors of shakes than ever before.

▪	Lockhart Link Burger™ – A cheeseburger topped with a griddled Kreuz Market jalapeno cheese sausage link, ShackSauce and pickles. The Lockhart Link Burger is available exclusively at our Austin Shack.

▪
ParkBurger™ – During the grand re-opening of our flagship Madison Square Park Shack, we launched the ParkBurger, topped with cave-aged Jasper Hill Farm raw cow's milk cheese sauce and all-natural Niman Ranch applewood smoked bacon. The ParkBurger is available exclusively at our Madison Square Park Shack.

Beloved Lifestyle Brand
In Shake Shack's 11-year history, we have become a globally recognized brand with outsized consumer awareness relative to our current footprint. Shake Shack is a New York City institution, a vibrant and authentic community gathering place that delivers an unparalleled experience to loyal, passionate guests and a broad, global demographic. Born in 2004, Shake Shack grew up alongside the emergence of social media and has benefited from an ongoing love affair with passionate fans who share their real-time experiences with friends. We aim to establish genuine connections with our guests and the communities in which they live. Each Shack is localized with design and menu options that we believe drive a sense of appreciation and enthusiasm for the Shake Shack brand. Shake Shack has been recognized with numerous accolades, including Bon Appétit's "The 20 Most Important Restaurants in America" (ranked #16), TIME Magazine's "17 Most Influential Burgers of All Time" (ranked #7 for the ShackBurger) and winning "Best Burger" in 2007 and 2014 at the South Beach Wine and Food Festival's Burger Bash.
Marketing Strategy
We are today's roadside burger stand and this identity anchors our marketing efforts. The premium positioning and brand voice, derived from the spirit, integrity and humor of Shake Shack, are reinforced by our contemporary, responsible designs and hospitable team members who Stand For Something Good. We believe that our guests appreciate the experience of coming to Shake Shack as a community gathering place and, thus, the heart of our marketing strategy is to communicate and connect with our guests both at our Shacks and through social media.

Stand For Something Good
Stand For Something Good is an invitation for our guests to align with Shake Shack's commitment to all that is good in the world and a reflection of how Shake Shack embraces these values both internally and externally. We are dedicated to using sustainable materials and equipment, such as handmade tabletops constructed from reclaimed bowling alleys. We source all-natural, hormone and antibiotic-free beef to make our proprietary burger blend because we believe there are no shortcuts to quality. Recently, we have added a Stand For Something Good TV at each Shack to tell our story to our guests through photos, graphics and informative imagery containing information on our suppliers, community relationships and company initiatives.
The essential components of Stand For Something Good are displayed in each Shack and listed below:

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Good Ingredients – All natural proteins, vegetarian fed, humanely raised and source verified, with no hormones or antibiotics. We pride ourselves on sourcing premium ingredients from like-minded producers.

▪	Good n' Green – Sustainable sourcing and business practices throughout the supply chain.

▪	Good Bones – Caring enough to design the Shack experience so people want to stay and using reclaimed materials whenever possible.

▪	Good Neighbors – We are all about our hood! We strive to be the best employer and citizen of each community we call home.
Social Media
Much like we design our Shacks to be community gathering places, we execute a social media strategy that creates an online, on-brand community gathering place. Our guests and fans easily connect with us through Facebook, Instagram, Twitter, Tumblr and Pinterest. We recognize the impact of social media on today's consumers and we use these platforms to share information with our guests about new menu items, new Shack openings and other relevant Shake Shack information. Currently, we have approximately 148,000 Facebook fans, 198,000 Instagram followers, and 45,000 Twitter followers. We communicate with our fans in creative and organic ways that both strengthen our connection with them and increase brand awareness. In March 2015, we ranked #5 on Restaurant Social Media Index's top 25 restaurant brands, which is measured on influence, sentiment and engagement.
Community and Charitable Partners
As a mirror of its community, each Shack focuses on conveying a consistent national brand message and on tailoring marketing efforts to each Shack. We always have menu items that feature local ingredients and beers that are specific to each Shack's community. We also aim marketing efforts at local events which help position Shake Shack as a premium brand that is connected to the community through participating in local celebrations and developing relationships with local chefs and restaurants. For instance, from June 9–13, 2014, our Madison Square Park Shack celebrated The Decade of Shack, its 10-year anniversary. We collaborated with five well-known chefs, each of whom crafted a special-edition burger for one day during the week. Outside of local events, each Shack has one regionally-themed concrete, which has the added benefit of driving semi-annual charitable contributions. The Shack in Miami Beach, for instance, features the "Vice Crispy Treat," and donates 5% of this item's sales to the Miami Children's Hospital.
Shack-wide Events
Shake Shack promotes annual events and limited-time offers to drive repeat visits and build intrigue among staff and guests. Shacktoberfest, for example, is Shake Shack's ode to traditional Oktoberfest in which special sausages, beers and desserts are added to the menu for a 10-day period in October. Throughout the year, we offer playful items that surprise and delight our guests such as When Irish Fries Are Smiling on St. Patrick's Day, as well as Corn Dogs during Memorial Day, the 4th of July and Labor Day weekends.
Since 2012, Shake Shack has held The Great American Shake Sale during the month of May to raise money and awareness for childhood hunger. During The Great American Shake Sale, we encourage guests to donate $2 in exchange for a free cake-themed shake (a $5 value) at their next visit. 100% of these donations go directly to Share Our Strength's No Kid Hungry campaign. In May 2015, we raised $504,000 across our domestic company-operated Shacks for this initiative, marking the significant milestone of donating a total of $1 million to No Kid Hungry over the four years since the launch of The Great American Shake Sale.
Product Placement
Shake Shack has been fortunate to receive considerable product placement in movies, TV shows and other media without any cost to the Company. In fact, Shake Shack has been able to charge fees for these location shoots, which have included scenes from the motion pictures Something Borrowed and Tower Heist, as well as the acclaimed HBO series The Newsroom. We have also been featured in segments on The Daily Show, Saturday Night Live, CBS Sunday Morning and Late Night with Jimmy Fallon.
Versatile Real Estate Model Built for Growth
During fiscal 2014, we grew the number of our domestic company-operated Shacks by 47.6% with the opening of 10 new Shacks. We will continue to not only expand in existing markets such as New York, Boston, Philadelphia, Washington, D.C., Atlanta, Chicago, South Florida, Baltimore, Las Vegas and Austin in order to leverage operational effectiveness as we cluster in high-density markets, but also enter new markets, such as Los Angeles and Arizona, where we have signed leases. With only 71 Shacks around the world, we have identified many attractive and differentiated markets for the Shake Shack experience. In major metropolitan areas, we seek locations where communities gather, often with characteristics such as high foot traffic, substantial commercial density, reputable co-tenants and other traffic drivers such as proximity to parks, museums, schools, hospitals and tourist attractions. For every potential domestic company-operated Shack we consider, we apply rigorous financial metrics to ensure we maintain our targeted profitability. We measure much of our financial success by analyzing Shack-level revenue, operating profit margins and cash-on-cash returns. Our flexible model allows us to design our Shacks so that we can pursue a variety of property types. We have successfully launched Shacks with different layouts and sizes in varied locations throughout urban high density areas, suburban in-line and pad sites, regional malls, lifestyle centers, ballparks, airports and train stations. Each design is critical to the Shake Shack experience and we blend our core brand identifiers with features specifically designed for each Shack to be of its place and connect directly with its neighborhood. With a disciplined approach to new Shack development and a successful track record in site selection, we believe we are positioned well for future growth.
Existing Shacks
There are 71 Shacks currently in operation, system-wide, of which 37 are domestic company-operated Shacks, five are domestic licensed Shacks and 29 are international licensed Shacks. To date, we have never permanently closed or relocated a Shack. We lease our home office, located in New York, New York, which is approximately 10,500 square feet and all of our domestic company-operated Shacks. We do not own any real property, nor do we own or lease any property related to our licensed operations.

	Company- Operated	Licensed	Total
Connecticut	2	—	2
District of Columbia	3	1	4
Florida	4	—	4
Georgia	1	—	1
Illinois	2	—	2
Massachusetts	4	—	4
Maryland	1	—	1
Nevada	1	—	1
New Jersey	3	—	3
New York	11	4	15
Pennsylvania	3	—	3
Texas	1	—	1
Virginia	1	—	1
DOMESTIC	37	5	42

Kuwait	—	6	6
Lebanon	—	2	2
Qatar	—	1	1
Russia	—	3	3
Saudi Arabia	—	1	1
Turkey	—	4	4
United Arab Emirates	—	10	10
United Kingdom	—	2	2
INTERNATIONAL	—	29	29

SYSTEM-WIDE	37	34	71

Real Estate
A typical domestic company-operated Shack is between 3,000 and 3,500 square feet with interior seating for between 80 and 100 guests. Additionally, whenever possible, our domestic company-operated Shacks feature either outdoor seating or easy access to a park or green space. We believe that these attributes facilitate the community gathering experience that our guests love and associate with our brand. We lease all of our domestic company-operated Shacks. Our leases typically have initial terms ranging between 10 to 20 years with two five-year renewal options.
Site Selection
Shake Shack is ultimately about the guest experience and our site selection focuses on choosing great sites where people want to be together. Our site selection process is actively led by our Real Estate Committee, which meets regularly and follows a detailed approval process to ensure quality, fiduciary responsibility and overall adherence to the Company's strategic growth goals. We invest in analytical tools for extensive demographic analysis and data collection for both existing and new potential sites. In addition to our in-house team of experienced real estate professionals, we use a national real estate broker to manage a network of regional brokers in order to leverage external resources in pursuit of pipeline development and consistent deal flow.
Construction
A typical Shack takes between 14 and 16 weeks to build. We expect that the cost to build a new Shack will range from $1.5 to $2.5 million, with an average near-term build cost of approximately $1.9 million, excluding pre-opening costs. We use a number of general contractors on a regional basis and employ a mixed approach of bidding and strategic negotiation in order to ensure the best value and highest quality construction. Often during the construction of new Shacks, particularly those in new markets, we re-imagine the often uninspiring plywood walls that surround a construction site and use this space as a canvas to begin the process of integrating the Shake Shack brand into the community prior to it opening. For instance, during the third quarter of fiscal 2014, as we were constructing our first Shack in Chicago, we unveiled six interactive life-size sliding puzzles with illustrated pieces that celebrate Chicago landmarks, while revealing the burgers, hot dogs and frozen custards that Shake Shack guests have enjoyed over the past decade.
Design
The original Shake Shack in Madison Square Park was designed by SITE Architecture and Design, led by James Wines and Denise Lee, in collaboration with Pentagram, led by Paula Scher. This design set the tone for a dynamic dialogue inside the park and our surrounding neighborhood that continues to drive our designs today. The overall atmosphere and design of our new Shacks evoke the very best from the design of the original park kiosk, as well as the best of the fine dining experience in terms of the quality of design, material used, lighting and music. We are mindful that each new Shack should embody the experience of the Madison Square Park Shake Shack—the line, the kiosk style, the experience of ordering food made just for you and the energetic open kitchen.
While each Shack is specifically designed to be of its place and connect with its neighborhood, Shake Shack has developed a number of iconic brand identifiers common to every Shack, including wrap-around steel beams, open kitchens, magnetic menu boards and tables made from reclaimed bowling lanes. Although no two Shacks are alike, we believe that these brand identifiers are critical to the expression of the brand and the experience of Shake Shack.
Domestic Licensing
We have five domestic licensed Shacks: one in Citi Field where the New York Mets play; one in Nationals Park where the Washington Nationals play; one at the Saratoga Race track; and two in the Delta Airlines terminal at John F. Kennedy International Airport ("JFK"). The three licensed Shacks in sporting venues are operated by Hudson Yards Sports and Entertainment LLC ("HYSE") doing business as Union Square Events, a subsidiary of USHG. The two Shacks in JFK are licensed to a third party, though they are managed by Shake Shack employees. All five licensed domestic Shacks provide regular license fees based on a percentage of sales and bolster brand equity. Additionally, the Shacks at JFK serve breakfast and a number of "grab-and-go" items such as freshly-made yogurt parfaits and all-natural chocolate fudge brownies.

Leaders Training Future Leaders
Our team is led by passionate and experienced senior leaders, balanced with professionals formerly from USHG's fine dining operations and industry veterans from larger restaurant companies. We have a talented executive leadership team that has deep experience in operations, culinary arts, supply chain, finance and accounting, training and leadership development, people resources, real estate and design, construction and facilities, information technology, legal, marketing and communications.
Leadership Development
We invest in our team through extensive leadership development programs to ensure that Shake Shack remains a great place to work and an exciting career choice for team members at every level. We have built a culture of active learning and we foster an environment of leadership development throughout the entire life cycle of employment. We seek to be the employer of choice by offering above industry average compensation in most markets, comprehensive benefits and a variety of incentive programs, including a monthly revenue-sharing program. We believe that our culture of Enlightened Hospitality enables us to develop future leaders from within and deliver a consistent Shack experience as we continue to grow.
The goal of our training programs is to develop leaders and to cross-utilize team members throughout our operations. We call our team member life cycle, The Shacksperience. This model clarifies and outlines growth opportunities at all levels of the organization and furthers our philosophy of hiring and developing 51%'ers, growing from within and "leaders training future leaders." We train our culture and guiding principles first, and then move to menu knowledge, followed by a focus on station training. We believe that everyone learns differently and our training uses various formats: online interactive, video, hands-on and paper-based. Every team member has access to ShackSource, our proprietary online training portal, which is used not only as a learning platform, but also as a communication tool for our team. As an example, ShackSource is a way for team members to send recognition messages, comments, praise and thanks to their fellow team members across the Company.
GROWTH STRATEGIES
We believe that we are well-positioned to achieve significant, sustainable financial growth. We plan to continue to expand our business, drive Shack sales and enhance our competitive positioning by executing on the following strategies:
Opening New Domestic Company-Operated Shacks
This is where our greatest immediate opportunity for growth lies. We waited nearly five years to open our second Shack, and we are still in the very nascent stage of our story, with only 37 domestic company-operated and five domestic licensed Shacks currently in operation in 12 states and Washington, D.C. We believe there is tremendous whitespace opportunity to expand in both existing and new U.S. markets, and we have invested in the infrastructure that will enable us to continue to grow rapidly and with discipline. In fiscal 2014, we significantly expanded our domestic company-operated footprint by opening 10 new Shacks representing a 47.6% increase in our domestic company-operated Shack count. We plan to open at least 12 new domestic company-operated Shacks each year for the foreseeable future. Based on our experience, and analysis and research conducted for us by eSite, we believe that over the long-term we have the potential to grow our current domestic company-operated Shack footprint to at least 450 Shacks by opening domestic company-operated Shacks in new and existing markets. The rate of future Shack growth in any particular period is inherently uncertain and is subject to numerous factors that are outside of our control. As a result, we do not currently have an anticipated timeframe for such expansion. We believe we have a versatile real estate model built for growth. We have adopted a disciplined expansion strategy designed to leverage the strength of our business model and our significant brand awareness to successfully develop new Shacks in an array of markets that are primed for growth, including new and existing, as well as small and large markets. As we grow, we will continue to live by one principle to ensure the success of both our new and existing restaurants: "The Bigger We Get, The Smaller We Need To Act." This mantra is central to our Stand For Something Good vision and encompasses our commitment to continue to make decisions that focus on the core of who we are, staying true to the principles of Enlightened Hospitality.

Capitalizing on Our Outsized Brand Awareness
The Shake Shack experience has cultivated significant brand awareness relative to the small number of Shacks we operate. We have worked tirelessly to establish a genuine connection with our guests and integrate into their communities through investment in innovative marketing and programming. We utilize various social media outlets to actively engage with our growing online following. In March 2015, we ranked #5 on Restaurant Social Media Index's top 25 restaurant brands, which is measured on influence, sentiment and engagement. Furthermore, we believe that our press and media impressions and industry recognition are a testament to the strength of our brand. We were named one of "The 25 Most Innovative Consumer and Retail Brands" in 2014 by Entrepreneur.com, ranked #7 in The Daily Meal's "101 Best Casual Restaurants in America" in May 2015, and were the winner of the 2013 "Most Loved Brand of the Year" from the RIZMY Awards, "Best Burger" at the 2014 South Beach Wine and Food Festival's Burger Bash and more. Additionally, we give back to the communities in which we operate, and strengthen awareness for philanthropic causes such as Share Our Strength's No Kid Hungry campaign. Our marketing efforts focus on interacting with our guests in an authentic, innovative manner which creates memorable, meaningful experiences. The experience that we provide for our guests and local communities has generated a growing loyal following who promote our brand through word-of-mouth. We believe that this outsized brand awareness will continue to fuel our growth in existing and new markets.
Growing Same-Shack Sales
Given the significant awareness of our brand and the excitement we have been able to generate for our market launches, our Shacks have generally opened with higher volumes and operating profits relative to their second year, which have often shown a decline in sales and operating profit. In year three, our Shacks generally mature and continue to grow from the second year base and then retain these higher volumes over time. It is important to note that, while our goal is to grow same-Shack sales over time, this is not our greatest growth opportunity. We expect our Shacks to deliver low, single-digit same-Shack sales growth for the foreseeable future as the number of new Shack openings relative to our comparable Shack base remains our primary driver of growth. We do, however, continually focus on improving our same-Shack sales performance by providing an engaging and differentiated guest experience that includes new seasonal and Shack-specific offerings, unique and thoughtful integration with local communities and high standards of excellence and hospitality. We will continue to innovate around our core menu to keep our offerings fresh, while remaining focused on our signature items.
Opportunistically Increasing Our Licensed Shacks Abroad
With 29 licensed Shacks operating in eight countries outside the United States, we believe that we have proven to be an internationally desirable restaurant concept. Our track record of opening successful Shacks in both the United States and overseas demonstrates the global appeal of Shake Shack and validates our belief in our significant whitespace opportunity internationally. We currently have license agreements for four major international territories and, in December 2014, we entered into an exclusive licensing agreement to enter Japan, our fifth major international territory.
The Middle East has been our most prominent growth market with 20 Shacks currently in operation, followed by Turkey with four, Russia with three and the United Kingdom with two. In fiscal 2014, our international licensed Shacks had AUVs of approximately $4.6 million. Total licensing revenue from our international licensed Shacks was $5.8 million in fiscal 2014. In addition to license fees, we also receive exclusive territory fees, which help us fund further domestic growth.
We will continue to grow our licensed portfolio by expanding further in the countries in which we currently have internationally licensed operations, as well as entering new international markets. This strategy historically has been a low-cost, high-return method of growing our brand awareness and providing an increasing source of cash flow. In December 2014, we entered into an exclusive licensing arrangement with a leading retail and food operator for the development of up to 10 new Shacks in Japan over the next five years. We believe there are additional international markets that will embrace the Shake Shack concept. Given our position in New York and the success of our current licensed Shacks at home and abroad, we continue to attract substantial interest from potential international licensees around the world and we believe we have significant opportunities to expand our licensing footprint in existing and new international markets.

OUR CORPORATE INFORMATION
Shake Shack Inc. was incorporated as a Delaware corporation on September 23, 2014. Our corporate headquarters are located at 24 Union Square East, 5th Floor, New York, NY 10003. Our telephone number is (646) 747-7200. Our principal website address is www.shakeshack.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

▪	we are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

▪	we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

▪
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

▪	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

▪
we are not required to disclose certain executive compensation—related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We have elected to take advantage of certain of these provisions, and we may continue to do so until the last day of our fiscal year following the fifth anniversary of the completion of the IPO or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We have chosen to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure incorporated by reference herein. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

THE OFFERING

Class A common stock offered by the selling stockholders

4,000,000 shares, including shares offered by certain Continuing SSE Equity Owners following the redemption of their LLC Interests. See "—Redemption rights of holders of LLC Interests" and "Principal and Selling Stockholders."

Underwriters' option to purchase additional shares of Class A common stock from the selling stockholders	600,000 shares.

Class A common stock to be outstanding after this offering	15,213,420 shares (or 15,693,502 shares, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class B common stock to be outstanding after this offering

 21,036,580 shares (or 20,556,498 shares, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be owned by the Continuing SSE Equity Owners.

Voting rights
Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. Each share of Class A common stock and Class B common stock entitles its holder to one vote per share on all such matters.

Voting power held by all holders of Class A common stock after giving effect to this offering	42.0% (or 43.3%, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by all holders of Class B common stock after giving effect to this offering	58.0% (or 56.7%, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to LLC Interests

Our amended and restated certificate of incorporation and the SSE Holdings LLC Agreement require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) SSE Holdings at all times maintain (x) a one‑to‑one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (y) a one‑to‑one ratio between the number of shares of Class B common stock owned by the Continuing SSE Equity Owners and the number of LLC Interests owned by the Continuing SSE Equity Owners. This construct is intended to result in the Continuing SSE Equity Owners having a voting interest in Shake Shack that is identical to the Continuing SSE Equity Owners’ percentage economic interest in SSE Holdings. The Continuing SSE Equity Owners will continue to own all of our outstanding Class B common stock.

Redemption rights of holders of LLC Interests

The Continuing SSE Equity Owners, from time to time, may require SSE Holdings to redeem or exchange all or a portion of their LLC Interests for newly‑issued shares of Class A common stock on a one‑for‑one basis. Shake Shack’s Board of Directors, which includes directors who hold LLC Interests or are affiliated with holders of LLC Interests and may include such directors in the future, may, at its option, instead make a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the SSE Holdings LLC Agreement. Shares of our Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing SSE Equity Owner, redeem or exchange LLC Interests of such Continuing SSE Equity Owner pursuant to the terms of the SSE Holdings LLC Agreement. In order for a Continuing SSE Equity Owner to participate in this offering, we will implement the exchange procedures set forth in the SSE Holdings LLC Agreement pursuant to which such holder will exchange, on a one-for-one basis, its LLC Interests for newly-issued shares of Class A common stock that will be sold in this offering (and their shares of Class B common stock will be cancelled on a one-for-one basis upon such issuance). When a Continuing SSE Equity Owner exchanges LLC Interests for shares of Class A common stock, because Shake Shack acquires additional LLC Interests, the number of LLC Interests owned by Shake Shack will correspondingly increase. See "Certain Relationships and Related Transactions, and Director Independence—SSE Holdings LLC Agreement—LLC Interest Redemption Right" in our 2014 10-K.

Tax Receivable Agreement
We have entered into the Tax Receivable Agreement with SSE Holdings and the Continuing SSE Equity Owners that provides for the payment by Shake Shack to the Continuing SSE Equity Owners of 85% of the amount of tax benefits, if any, that Shake Shack actually realizes (or in some circumstances is deemed to realize) as a result of (i) increases in the tax basis of assets of SSE Holdings resulting from any redemptions or exchanges of LLC Interests described above under "—Redemption rights of holders of LLC Interests" or any prior sales of interests in SSE Holdings and (ii) certain tax benefits related to our making payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions, and Director Independence—Tax Receivable Agreement" in our 2014 10-K.

Use of proceeds
The selling stockholders will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock offered by the selling stockholders.

Controlled company	Following this offering we will continue to be a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange.

Dividend policy
We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our Class A common stock. Any future determination to pay dividends to holders of Class A common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in SSE Holdings’ debt agreements and other factors that our Board of Directors deems relevant. We are a holding company, and substantially all of our operations are carried out by SSE Holdings and its subsidiaries. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries. See “Dividend Policy.”

Risk factors
Investing in shares of our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 24 of this prospectus and "Risk Factors" in our 2014 10-K for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

New York Stock Exchange symbol	"SHAK."

References in this section to the number of LLC Interests and shares of our common stock to be issued and outstanding immediately after this offering exclude:

▪	5,865,522 shares of Class A common stock reserved for issuance under our 2015 Incentive Award Plan;

▪	2,600,281 shares of Class A common stock reserved for options outstanding under the 2015 Award Plan; and

▪	21,036,580 shares of Class A common stock reserved as of the closing date of this offering for future issuance upon redemption or exchange of LLC Interests by the Continuing SSE Equity Owners.
Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
The following tables present the summary historical consolidated financial and other data for Shake Shack Inc. and its subsidiaries. Prior to the IPO, Shake Shack Inc. had no operations other than (i) those incident to its formation, (ii) the Organizational Transactions and (iii) the preparation of the IPO registration statement. SSE Holdings, LLC is the predecessor of Shake Shack Inc. for financial reporting purposes. Therefore, the summary consolidated statement of income data for each of the years in the three-year period ended December 31, 2014 and the summary consolidated balance sheet data as of December 25, 2013 and December 31, 2014 are derived from the audited consolidated financial statements of SSE Holdings, LLC and its subsidiaries incorporated by reference to our 2014 10-K. The summary consolidated statements of income data for the twenty-six weeks ended June 25, 2014 and July 1, 2015 and the summary consolidated balance sheet data as of July 1, 2015 are derived from the unaudited condensed consolidated financial statements of Shake Shack Inc. and its subsidiaries incorporated by reference to our Second Quarter 10-Q. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.
As the Organizational Transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and Organizational Transactions have been adjusted to combine the previously separate entities for presentation purposes.
The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2014 10-K and our 10-Q's, and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Fiscal Year Ended			Twenty-Six Weeks Ended
(in thousands, except share and per share amounts)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
				(unaudited)
Summary consolidated statement of income data:
Shack sales	$55,591	$78,587	$112,042	$48,823	$82,630
Licensing revenue	1,447	3,869	6,488	3,110	3,628
Total revenue	57,038	82,456	118,530	51,933	86,258
Shack-level operating expenses:
Food and paper costs	16,774	23,865	34,925	14,908	24,721
Labor and related expenses	14,436	20,096	29,312	12,937	20,269
Other operating expenses	5,081	7,315	11,191	4,961	7,203
Occupancy and related expenses	5,053	6,892	9,753	4,119	7,042
General and administrative expenses	6,988	12,453	18,187	6,992	24,437
Depreciation expense	2,162	3,541	5,809	2,565	4,638
Pre-opening costs	1,858	2,334	6,105	2,062	2,653
Loss on disposal of property and equipment	—	25	105	18	—
Total expenses	52,352	76,521	115,387	48,562	90,963
Operating income (loss)	4,686	5,935	3,143	3,371	(4,705)
Interest expense	156	52	363	91	162
Income (loss) before income taxes	4,530	5,883	2,780	3,280	(4,867)
Income tax expense	397	460	662	239	1,248
Net income (loss)	4,133	5,423	2,118	3,041	(6,115)
Less: net income attributable to non-controlling interests	—	—	—	—	5,435
Net income (loss) attributable to Shake Shack Inc.	$4,133	$5,423	$2,118	$3,041	$(11,550)

Earnings per share of Class A common stock(3)
Basic	$0.14	$0.18	$0.07	$0.10	$(0.96)
Diluted	$0.14	$0.18	$0.07	$0.10	$(0.96)

Weighted-average shares of Class A common stock outstanding(3)
Basic	29,652	29,934	29,977	29,963	12,006
Diluted	29,918	30,018	30,122	30,126	12,006

Pro forma income tax benefit(4)					$(1,013)
Pro forma net loss attributable to Shake Shack Inc.(4)					$(581)
Pro forma earnings per share of Class A common stock(4)
Basic					$(0.05)
Diluted					$(0.05)

(in thousands)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	July 1, 2015
				(unaudited)
Summary consolidated balance sheet data:
Cash	$16,033	$13,076	$2,677	$64,919
Total assets	44,068	55,219	82,962	161,996
Total liabilities	12,197	17,832	70,362	46,642
Total equity	31,871	37,387	12,600	115,354

	Fiscal Year Ended			Twenty-Six Weeks Ended
(dollar amounts in thousands, except per share amounts)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
Summary operating data:
System-wide sales(5)	$81,048	$139,903	$217,442	$98,416	$138,247
Same-Shack sales growth(6)	7.1%	5.9%	4.1%	4.2%	12.4%
Shacks in the comparable base	5	8	13	10	16
Average weekly sales(7)
Domestic company-operated	$102	$96	$89	$89	$96
Average unit volumes(8)
Domestic company-operated	$5,367	$5,017	$4,611
International licensed	$9,665	$6,077	$4,588
Shack-level operating profit(9)	$14,247	$20,419	$26,861	$11,898	$23,395
Shack-level operating profit margin(9)	25.6%	26.0%	24.0%	24.4%	28.3%
Adjusted EBITDA(10)	$9,998	$14,459	$18,886	$8,347	$18,207
Adjusted EBITDA margin(10)	17.5%	17.5%	15.9%	16.1%	21.1%
Adjusted pro forma net income(11)	$2,188	$3,101	$2,609	$1,762	$4,759
Adjusted pro forma earnings per fully exchanged and diluted share(11)	$0.06	$0.09	$0.07	$0.05	$0.13
Capital expenditures	$11,036	$16,194	$28,515	$11,351	$16,929
Shack counts (at end of period)
System-wide	21	40	63	48	71
Domestic company-operated	13	21	31	23	37
Domestic licensed	3	4	5	4	5
International licensed	5	15	27	21	29

(1) As the Organizational Transactions are considered to be transactions between entities under common control, the financial statements for periods prior to the IPO and Organizational Transactions have been adjusted to combine the previously separate entities for presentation purposes.
(2) We operate on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal 2014 was a 53-week year with the extra operating week (the "53rd week") falling in our fiscal fourth quarter. Fiscal 2013 and fiscal 2012 each contained 52 weeks. See "Basis of Presentation."
(3) Amounts for fiscal 2012, fiscal 2013, fiscal 2014 and the twenty-six weeks ended June 25, 2014 have been retroactively adjusted to give effect to the recapitalization transactions that occurred in connection with our IPO, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership interests and (ii) exchange all of the then-existing members' ownership interests for the newly-created membership interests. The computations do not consider the 5,750,000 shares of Class A common stock issued to investors in our IPO or the 339,306 shares of

Class A common stock issued upon settlement of outstanding unit appreciation rights granted under the Unit Appreciation Rights Plan (the "Former UAR Plan").
(4) For periods prior to the IPO and Organizational Transactions, our income taxes represent those of SSE Holdings, our predecessor, and relate solely to foreign withholding taxes and certain LLC entity-level taxes. As a result of the IPO and Organizational Transactions that occurred on February 4, 2015, we are now subject to U.S. federal and certain state and local income taxes with respect to our allocable share of any taxable income or loss generated by SSE Holdings. The pro forma financial information presented has been computed to reflect a benefit from income taxes assuming our IPO and the Organizational Transactions occurred on January 1, 2015.
(5) System-wide sales consists of sales from our domestic company-operated Shacks, our domestic licensed Shacks and our international licensed Shacks. We do not recognize the sales from our licensed Shacks as revenue. Our total revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks.
(6) Same-Shack sales growth reflects the change in year-over-year Shack sales for domestic company-operated Shacks open for 24 months or longer. Same-Shack sales growth for fiscal 2014 excludes sales from the 53rd week. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as we believe it more accurately reflects the performance of our business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.
(7) Average weekly sales is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period.
(8) Average unit volumes ("AUVs") are calculated by dividing total sales by the number of Shacks open during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks used in the denominator such that it corresponds to the period of associated sales.
(9) Shack-level operating profit margin is included in this prospectus because we believe that Shack-level operating profit margin is an important measure that we use to evaluate the performance and profitability of each Shack, individually and in the aggregate. We use Shack-level operating profit margin information to benchmark our performance versus competitors. Shack-level operating profit margin is defined as Shack sales less certain operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales. Shack-level operating profit margin is not required by, or presented in accordance with, GAAP. Shack-level operating profit margin is a supplemental measure of operating performance of our Shacks and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP.
The computation of Shack-level operating profit margin is set forth below:

	Fiscal Year Ended			Twenty-Six Weeks Ended
(dollar amounts in thousands)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
Shack sales	$55,591	$78,587	$112,042	$48,823	$82,630
Less:
Food and paper costs	16,774	23,865	34,925	14,908	24,721
Labor and related expenses	14,436	20,096	29,312	12,937	20,269
Other operating expenses	5,081	7,315	11,191	4,961	7,203
Occupancy and related expenses	5,053	6,892	9,753	4,119	7,042
Shack-level operating profit	$14,247	$20,419	$26,861	$11,898	$23,395

Shack-level operating profit margin	25.6%	26.0%	24.0%	24.4%	28.3%

A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP measure, is set forth below.

	Fiscal Year Ended			Twenty-Six Weeks Ended
(dollar amounts in thousands)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
Shack-level operating profit	$14,247	$20,419	$26,861	$11,898	$23,395
Add:
Licensing revenue	1,447	3,869	6,488	3,110	3,628
Less:
General and administrative expenses	6,988	12,453	18,187	6,992	24,437
Depreciation expense	2,162	3,541	5,809	2,565	4,638
Pre-opening costs	1,858	2,334	6,105	2,062	2,653
Loss on disposal of property and equipment	—	25	105	18	—
Operating income (loss)	$4,686	$5,935	$3,143	$3,371	$(4,705)

Total revenue	$57,038	$82,456	$118,530	$51,933	$86,258
Less: Licensing revenue	1,447	3,869	6,488	3,110	3,628
Shack sales	$55,591	$78,587	$112,042	$48,823	$82,630

Shack-level operating profit margin	25.6%	26.0%	24.0%	24.4%	28.3%
(10)  EBITDA and Adjusted EBITDA are included in this prospectus because they are key metrics used by management and our Board of Directors to assess our financial performance. EBITDA and Adjusted EBITDA are frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non‑recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect tax payments, debt service requirements, capital expenditures, Shack openings and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth below.

	Fiscal Year Ended			Twenty-Six Weeks Ended
(in thousands)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
Net income (loss)	$4,133	$5,423	$2,118	$3,041	$(6,115)
Depreciation expense	2,162	3,541	5,809	2,565	4,638
Interest expense, net	156	52	363	91	162
Income tax expense	397	460	662	239	1,248
EBITDA	6,848	9,476	8,952	5,936	(67)

Equity-based compensation(a)	450	93	165	83	1,970
Deferred compensation(b)	—	2,054	—	43	—
Pre-opening costs(c)	1,623	1,737	4,024	1,221	1,882
Deferred rent(d)	839	975	2,830	1,010	969
Loss on disposal of property and equipment(e)	—	25	105	18	—
Non-recurring compensation expenses related to the IPO(f)	—	—	—	—	12,818
IPO-related expenses(g)	—	—	2,675	—	635
Other non-cash items(h)	238	99	135	36	—
Adjusted EBITDA	$9,998	$14,459	$18,886	$8,347	$18,207

(a) Represents non-cash equity-based compensation expense. For the twenty-six weeks ended July 1, 2015, amount relates solely to stock options granted in connection with the IPO.
(b) Represents amounts accrued under a bonus agreement we entered into with an executive pursuant to which we agreed to a pay a bonus in a future period.
(c) Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.
(d) Reflects the extent to which our rent expense is greater than or less than our cash rent payments.
(e) Includes the loss on disposal of property and equipment in the ordinary course of business.
(f) Non-recurring compensation expense incurred in connection with the IPO, including expense recognized in settlement of outstanding awards under the Former UAR Plan, the related employer payroll taxes and the accelerated vesting of outstanding restricted Class B units.
(g) Costs incurred in connection with our IPO, including legal, accounting and other related expenses.
(h) For periods presented, represents non-cash charges related to certain employee benefits.

(11) Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding LLC Interests for shares of Class A common stock, adjusted for certain non-recurring items that we do not believe directly reflect our core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. We believe adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables us to more effectively evaluate our performance period-over-period and relative to our competitors. A reconciliation of adjusted pro forma net income to net income (loss), the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Fiscal Year Ended			Twenty-Six Weeks Ended
(in thousands, except per share amounts)	December 26, 2012(1)	December 25, 2013(1)	December 31, 2014(1)(2)	June 25, 2014(1)	July 1, 2015
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$4,133	$5,423	$2,118	$3,041	$(11,550)
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(a)	—	—	—	—	5,435
Non-recurring compensation expenses incurred in connection with the IPO(b)	—	—	—	—	12,818
IPO-related expenses(c)	—	—	2,675	—	635
Income tax expense(d)	(1,945)	(2,322)	(2,184)	(1,279)	(2,579)
Adjusted pro forma net income	$2,188	$3,101	$2,609	$1,762	$4,759

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	29,918	30,018	30,122	30,126	12,006
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(a)	—	—	—	—	24,192
Assumed issuance of shares in connection with the IPO and settlement of UARs(e)	6,089	6,089	6,089	6,089	—
Dilutive effect of stock options	—	—	—	—	1,093
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	36,007	36,107	36,211	36,215	37,291

Adjusted pro forma earnings per fully exchanged share—diluted	$0.06	$0.09	$0.07	$0.05	$0.13

(a) Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(b) Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Former UAR Plan, the accelerated vesting of outstanding restricted Class B units and the related employer withholding taxes.

(c) Costs incurred in connection with our initial public offering, including legal, accounting and other related expenses.
(d) Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 51.7%, 47.3% and 52.2% for fiscal 2012, fiscal 2013 and fiscal 2014, respectively, and 44.0% and 46.6% for the twenty-six weeks ended July 1, 2015 and June 25, 2014, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(e) Adjustment to give effect to (i) 5,750,000 shares issued to investors in our IPO and (ii) 339,306 shares issued in settlement of outstanding awards under the Former UAR Plan, both of which were not retrospectively applied to the computations of earnings per share for fiscal 2012, fiscal 2013, fiscal 2014 and the twenty-six weeks ended June 25, 2014.

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, before making an investment decision. You should also consider the matters discussed under “Risk Factors” contained herein and "Risk Factors" in our 2014 10-K (including "Risks Related to Our Organizational Structure") incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business
Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.
One of the key means of achieving our growth strategies will be through opening and operating new Shacks on a profitable basis for the foreseeable future. We must identify target markets where we can enter or expand, taking into account numerous factors such as the location of our current Shacks, demographics, traffic patterns and information gathered from our various contacts. We may not be able to open our planned new Shacks within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. As we operate more Shacks, our rate of expansion relative to the size of our Shack base will eventually decline.
The number and timing of new Shacks opened during any given period may be negatively impacted by a number of factors including, without limitation:

▪	the identification and availability of attractive sites for new Shacks and the ability to negotiate suitable lease terms;

▪	the lack of development and overall decrease in commercial real estate due to a macroeconomic downturn;

▪	recruitment and training of qualified personnel in the local market;

▪	our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;

▪	our ability to control construction and development costs of new Shacks;

▪	competition in new markets, including competition for appropriate sites;

▪	failure of the landlords to timely deliver real estate to us and other landlord delays;

▪	the proximity of potential sites to an existing Shack, and the impact of cannibalization on future growth;

▪	anticipated commercial, residential and infrastructure development near our new Shacks; and

▪	the cost and availability of capital to fund construction costs and pre-opening costs.
Accordingly, we cannot assure you that we will be able to successfully expand as we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations. Our growth strategy, and the substantial investment associated with the development of each new company-operated Shack, may cause our operating results to fluctuate and be unpredictable or adversely affect our profits. In addition, as has happened when other restaurant concepts have tried to expand, we may find that our concept has limited appeal in new markets or we may experience a decline in the popularity of our concept in the markets in which we operate. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our revenues and profitability may be materially harmed or we may face losses.
Damage to our reputation could negatively impact our business, financial condition and results of operations.
Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. We believe that we have built our reputation on the high quality of our food and service, our commitment to our guests, our strong employee culture, and the atmosphere and design of our Shacks, and we must protect and grow the value of our brand in order for us to continue to be successful. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business.
We may be adversely affected by any negative publicity, regardless of its accuracy, including with respect to:

▪	food safety concerns, including food tampering or contamination;

▪	food-borne illness incidents;

▪	the safety of the food commodities we use, particularly beef;

▪	guest injury;

▪	security breaches of confidential guest or employee information;

▪	employment-related claims relating to alleged employment discrimination, wage and hour violations, labor standards or health care and benefit issues; or

▪	government or industry findings concerning our Shacks, restaurants operated by other food service providers, or others across the food industry supply chain.
Also, there has been a marked increase in the use of social media platforms and similar devices, including weblogs (blogs), social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning us may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction.
Ultimately, the risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.
Food safety and food-borne illness incidents may have an adverse effect on our business by not only reducing demand but also increasing operating costs.
Food safety is a top priority, and we dedicate substantial resources to help ensure that our guests enjoy safe, quality food products. However, food-borne illnesses and other food safety issues have occurred in the food industry in the past, and could occur in the future. In addition, consumer preferences could be affected by health concerns about the consumption of beef, our key ingredient. A negative report or negative publicity, whether related to one of our Shacks or to a competitor in the industry, may have an adverse impact on demand for our food and could result in decreased guest traffic to our Shacks. A decrease in guest traffic to our Shacks as a result of these health concerns or negative publicity could materially harm our brand, business, financial condition and results of operations.
Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple Shacks would be affected rather than a single Shack. We cannot ensure that all food items will be properly maintained during transport throughout the supply chain and that our employees will identify all products that may be spoiled and should not be used in our Shacks. If our guests become ill from food-borne illnesses, we could be forced to temporarily close some Shacks. Furthermore, any instances of food contamination, whether or not at our Shacks, could subject us or our suppliers to a food recall pursuant to the United States Food and Drug Administration's ("FDA") recently enacted Food Safety Modernization Act ("FSMA").
Shortages or interruptions in the supply or delivery of food products could adversely affect our operating results.
We are dependent on frequent deliveries of food products that meet our specifications. Shortages or interruptions in the supply of food products caused by problems in production or distribution, inclement weather, unanticipated demand or other conditions could adversely affect the availability, quality and cost of ingredients, which would adversely affect our operating results.
Our burgers depend on the availability of our proprietary ground beef blend. Availability of our blend depends on two different components; raw material supplied by the slaughterhouses and ground and formed beef patties supplied by regional grinders who further process and convert whole muscle purchased from the slaughterhouses. The primary risk we face is with our regional grinders. If there is an interruption of operation at any one of our regional grinder's facilities, we face an immediate risk because each Shack typically has less than three days of beef patty inventory on hand. However, we have agreements with our regional grinders to provide an alternate back-up supply in the event of a disruption in their operations. In addition, our largest supplier of raw material has agreed to an emergency plan to supply us in the event of a disruption of operations at one of our beef grinders through our broadline distributor's distribution network, but it would not be able to do so immediately.
We currently have five approved sources of raw material in the United States. If there is a supply issue with all U.S. raw material, we have seven approved suppliers in other countries. The risks to using international suppliers are shipping lead time, shipping costs, potential import duties and U.S. customs. It is unknown at this time how long it would take and at what cost the raw material would be to import from any such other country, but the delay and cost would likely be adverse to our business. However, it is our belief that only in the event of extreme disruptions would our operations be materially and adversely affected.

Our international licensed Shacks import most of our proprietary and other core ingredients from the United States and the European Union. If this international supply chain is interrupted, our international licensed operations could encounter supply shortages and incur higher costs.
Our international licensed Shacks import most of our proprietary ingredients from the United States and the European Union ("EU"). For example, our proprietary blend of beef patties and/or raw materials for beef patties originate from the United States and the EU as well as Australia. In addition, our potato buns are exclusively from the United States, and other key items such as crinkle-cut fries and American cheese originate within the United States or the EU. While we have established secondary supply solutions for some of these ingredients, we have not acquired secondary supplies for all of them.
Due to the long lead time and general volatility in the supply chain, the third-party logistic providers for our international licensed Shacks in the Middle East carry one to three months of inventory to allow for delays or interruptions in the supply chain. Specifically, we have had past and ongoing issues ensuring that timely and adequate supplies reach our Middle East Shacks. In the Middle East, our licensee, Alshaya Trading Company W.L.L. ("Alshaya"), delegates the supply function to its own third-party logistics providers in each country in which Alshaya operates, with which we have limited and restricted communication, preventing us from exercising control or instruction over such entities. As a result, in the Middle East, Alshaya has a limited ability to achieve economies of scale and minimize production and freight costs.
The recent sanctions enacted by the Russian Federation on many imported ingredients from the United States, the EU and Australia have affected our Russian licensee's ability to import such ingredients to our Russian Shacks. As a result of the changing and uncertain nature of such sanctions, and although our Russian licensee has identified a back-up supplier, we are unable to guarantee that the licensee will be able to import our proprietary ingredients to supply these Shacks. We have given our licensee in Russia approval to utilize alternative ingredients not affected by the sanctions, but there is a risk that these substitute ingredients may be inferior in taste and quality or come from suppliers that have not been vetted for food safety and quality assurance.
Our U.K. Shack faces challenges in obtaining potato buns and custard, which originate from our U.S. suppliers. While these ingredients have no trade restrictions, they must be shipped from the United States, which poses an ongoing risk of delay in supply deliveries.
Our Turkish Shacks currently import many key ingredients from both the EU and the United States. As is common in many developing markets, regulations are always subject to change which could potentially give rise to import risks should current importation legislation change. We are currently working on local Turkish alternatives to alleviate these risks in the future.
If our international licensed Shacks are unable to obtain our proprietary ingredients in the necessary amounts in a timely fashion as a result of logistics issues, sanctions or other challenges, it could harm its business and adversely affect the licensing fees we receive from Alshaya, adversely impacting our business and results of operations.
We have a limited number of suppliers for our major products and rely on one distribution company for the majority of our domestic distribution needs. If our suppliers or distributor are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs.
We have a limited number of suppliers for our major products, including beef patties, potato buns, custard, portobello mushrooms and cheese sauce. We purchase all of our (i) ground beef patties from five suppliers, with one supplier providing approximately 88% and 77% of our ground beef patties for fiscal 2014 and the twenty-six weeks ended July 1, 2015, respectively, (ii) potato buns directly from one supplier, (iii) custard base from one supplier, (iv) 'Shroom Burgers from two suppliers, with one supplier providing approximately 50% and 67% of our 'Shroom Burgers for fiscal 2014 and the twenty-six weeks ended July 1, 2015, respectively, and (v) ShackSauce from two suppliers, with one supplier providing approximately 89% and 63% of our ShackSauce for fiscal 2014 and the twenty-six weeks ended July 1, 2015, respectively. Due to this concentration of suppliers, the cancellation of our supply arrangements with any one of these suppliers or the disruption, delay or inability of these suppliers to deliver these major products to our Shacks may materially and adversely affect our results of operations while we establish alternate distribution channels. In addition, if our suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. We cannot assure you that we would be able to find replacement suppliers on commercially reasonable terms or a timely basis, if at all.
We contract with one distributor, which we refer to as our "broadline" distributor, to provide virtually all of our food distribution services in the United States. As of December 31, 2014 and July 1, 2015, approximately 88% of our core food and beverage ingredients and 100% of our paper goods and chemicals, collectively representing 45% and 47% of our purchases for fiscal 2014 and the twenty-six weeks ended July 1, 2015, respectively, were processed through our broadline distributor for distribution and delivery to each Shack.

As of July 1, 2015, we were utilizing 10 affiliated distribution centers and each distribution center carries two to three weeks of inventory for our core ingredients. In the event of a catastrophe, such as a fire, our broadline distributor can supply the Shacks affected by their respective distribution center from another affiliated distribution center. If a catastrophe, such as a fire, were to occur at the distribution center that services the New York and New Jersey Shacks, we would be at immediate risk of product shortages because that distribution center supplied approximately 42% and 38% of our domestic company-operated Shacks as of December 31, 2014 and July 1, 2015, respectively, which collectively represented approximately 60% and 48% of our Shack sales for fiscal 2014 and the twenty-six weeks ended July 1, 2015.
Accordingly, although we believe that alternative supply and distribution sources are available, there can be no assurance that we will continue to be able to identify or negotiate with such sources on terms that are commercially reasonable to us. If our suppliers or distributors are unable to fulfill their obligations under their contracts or we are unable to identify alternative sources, we could encounter supply shortages and incur higher costs, each of which could have a material adverse effect on our results of operations.
Security breaches of confidential guest information, in connection with our electronic processing of credit and debit card transactions, or confidential employee information may adversely affect our business.
Our business requires the collection, transmission and retention of large volumes of guest and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that guest and employee data is critical to us. Further, our guests and employees have a high expectation that we and our service providers will adequately protect their personal information.
The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and guest and employee expectations, or may require significant additional investments or time in order to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten our and our service providers' information systems and records. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, guests' or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt our operations, damage our reputation and expose us to claims from guests and employees, any of which could have a material adverse effect on our financial condition and results of operations.
We face significant competition for guests, and our inability to compete effectively may affect our traffic, Shack sales and Shack-level operating profit margins, which could adversely affect our business, financial condition and results of operations.
The restaurant industry is intensely competitive with many well-established companies that compete directly and indirectly with us with respect to food quality, service, price and value, design and location. We compete in the restaurant industry with national, regional and locally-owned and/or operated limited-service restaurants and full-service restaurants. We compete with (i) "better burger" restaurants, (ii) fast casual restaurants, (iii) quick service restaurants and (iv) casual dining restaurants. Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do, and many of our competitors are well-established in markets in which we have existing Shacks or intend to locate new Shacks. In addition, many of our competitors have greater name recognition nationally or in some of the local markets in which we operate or plan to open Shacks. Any inability to successfully compete with the restaurants in our markets will place downward pressure on our guest traffic and may prevent us from increasing or sustaining our revenues and profitability.
Our continued success depends, in part, on the continued popularity of our menu and the experience we offer guests at our Shacks. Consumer tastes, nutritional and dietary trends, traffic patterns and the type, number, and location of competing restaurants often affect the restaurant business, and our competitors may react more efficiently and effectively to those conditions. In addition, some of our competitors in the past have implemented programs that provide price discounts on certain menu offerings, and they may continue to do so in the future. If we are unable to continue to compete effectively, our traffic, Shack sales and Shack-level operating profit margins could decline and our business, financial condition and results of operations would be adversely affected.

Our expansion into new domestic markets may present increased risks, which could affect our profitability.
We plan to open domestic company-operated Shacks in markets where we have little or no operating experience. Shacks we open in new markets may take longer to reach expected Shack sales and profit levels on a consistent basis, are likely to be less profitable on average than our Manhattan Shacks and may have higher construction, occupancy or operating costs than Shacks we open in existing markets. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our values. We may also incur higher costs from entering new markets if, for example, we assign area directors to manage comparatively fewer Shacks than we assign in more developed markets. Also, until we attain a critical mass in a market, the Shacks we do open will have reduced operating leverage. As a result, these new Shacks may be less successful or may achieve target Shack-level operating profit margins at a slower rate, if ever. If we do not successfully execute our plans to enter new markets, our business, financial condition or results of operations could be adversely affected. In addition, we plan to continue to expand into new international markets, which can pose similar and additional challenges in opening new Shacks.
New Shacks, once opened, may not be profitable, and the historical performance of our Shacks may not be indicative of future results.
Our results have been, and in the future may continue to be, significantly impacted by the timing of new Shack openings (often dictated by factors outside of our control), including landlord delays, associated Shack pre-opening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new Shacks. We typically incur the most significant portion of pre-opening costs associated with a given Shack within the three months preceding the opening of the Shack. Our experience has been that labor and operating costs associated with a newly opened Shack for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of Shack sales. Our new Shacks commonly take eight to 12 weeks to reach planned operating levels due to inefficiencies typically associated with new Shacks, including the training of new personnel, new market learning curves, inability to hire sufficient qualified staff and other factors. We may incur additional costs in new markets, particularly for transportation and distribution, which may impact the profitability of those Shacks. Accordingly, the volume and timing of new Shack openings may have a material adverse impact on our profitability.
In addition, many of our current domestic company-operated Shacks are located in Manhattan and other high revenue markets. As we expand, this percentage will decline and as a result we may not be able to maintain our current average unit volumes ("AUVs") and Shack-level operating profit margins and our business, financial condition and results of operations may be adversely affected.
Although we have specific target operating and financial metrics, new Shacks may not meet these targets or may take longer than anticipated to do so. Any new Shacks we open may not be profitable or achieve operating results similar to those of our existing Shacks, which could adversely affect our business, financial condition or results of operations.
Our Shack sales and profit growth could be adversely affected if same-Shack sales growth is less than we expect.
The level of same-Shack sales growth, which represents the change in year-over-year revenues for domestic company-operated Shacks open for 24 months or longer, could affect our Shack sales growth. Our ability to increase same-Shack sales depends, in part, on our ability to successfully implement our initiatives to build Shack sales. It is possible such initiatives will not be successful, that we will not achieve our target same-Shack sales growth or that same-Shack sales growth could be negative, which may cause a decrease in Shack sales and profit growth that would adversely affect our business, financial condition or results of operations.
Opening new Shacks in existing markets may negatively affect Shack sales at our existing Shacks.
The target consumer base of our Shacks varies by location, depending on a number of factors, including population density, other local restaurants and attractions, area demographics and geography. As a result, the opening of a new Shack in or near markets in which we already have Shacks could adversely affect the Shack sales of those existing Shacks. Existing Shacks could also make it more difficult to build our consumer base for a new Shack in the same market. We will continue to cluster in select markets and open new Shacks in and around areas of existing Shacks that are operating at or near capacity to leverage operational efficiencies and effectively serve our guests. Cannibalization of Shack sales among our Shacks may become significant in the future as we continue to expand our operations and could adversely affect our Shack sales growth, which could, in turn, adversely affect our business, financial condition or results of operations.

Our failure to manage our growth effectively could harm our business and operating results.
Our growth plan includes opening a significant number of new Shacks. Our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel, particularly in new markets. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure, or be able to hire or retain the necessary management and operating personnel, which could harm our business, financial condition or results of operations. These demands could cause us to operate our existing business less effectively, which in turn could cause a deterioration in the financial performance of our existing Shacks. If we experience a decline in financial performance, we may decrease the number of or discontinue Shack openings, or we may decide to close Shacks that we are unable to operate in a profitable manner.
Our plans to open new Shacks, and the ongoing need for capital expenditures at our existing Shacks, require us to spend capital.
Our growth strategy depends on opening new Shacks, which will require us to use cash flows from operations and a portion of the net proceeds from our initial public offering. We cannot assure you that cash flows from operations and the net proceeds from our initial public offering will be sufficient to allow us to implement our growth strategy. If these funds are not allocated efficiently among our various projects, or if any of these initiatives prove to be unsuccessful, we may experience reduced profitability and we could be required to delay, significantly curtail or eliminate planned Shack openings, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, as our Shacks mature, our business will require capital expenditures for the maintenance, renovation and improvement of existing Shacks to remain competitive and maintain the value of our brand standard. This creates an ongoing need for cash, and, to the extent we cannot fund capital expenditures from cash flows from operations, funds will need to be borrowed or otherwise obtained.
If the costs of funding new Shacks or renovations or enhancements to existing Shacks exceed budgeted amounts, and/or the time for building or renovation is longer than anticipated, our profits could be reduced. Additionally, recent inflation of material and labor costs have resulted in higher construction costs. If we cannot access the capital we need, we may not be able to execute our growth strategy, take advantage of future opportunities or respond to competitive pressures.
We are subject to risks associated with leasing property subject to long-term non-cancelable leases.
We do not own any real property and all of our domestic company-operated Shacks are located on leased premises. The leases for our Shacks generally have initial terms ranging from 10 to 20 years and typically provide for two five-year renewal options as well as for rent escalations. However, the license agreement for our Madison Square Park Shack can be terminated by the New York City Commissioner of Parks for any reason on 25 days' written notice.
Generally, our leases are net leases that require us to pay our share of the costs of real estate taxes, utilities, building operating expenses, insurance and other charges in addition to rent. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If we close a Shack, we may still be obligated to perform our monetary obligations under the applicable lease, including, among other things, payment of the base rent for the remaining lease term. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close Shacks in desirable locations. We depend on cash flows from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities, and sufficient funds are not otherwise available to us from borrowings under our Third Amended and Restated Credit Agreement, which became effective in February 2015 (together with the prior agreements, the "Revolving Credit Facility") or other sources, we may not be able to service our lease expenses or fund our other liquidity and capital needs, which would materially affect our business.
We depend on key members of our executive management team.
We depend on the leadership and experience of our key executive management team. The loss of the services of any of our executive management team members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key person life insurance policies on any of our executive officers. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Our inability to identify qualified individuals for our workforce could slow our growth and adversely impact our ability to operate our Shacks.
We believe that the "Enlightened Hospitality" culture of our Shack team is the single most important factor to our success. Accordingly, our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified managers and associates to meet the needs of our existing Shacks and to staff new Shacks. We aim to hire warm, friendly, motivated, caring, self-aware and intellectually curious individuals, who are excited and committed to championship performance, remarkable and enriching hospitality, embodying our culture and actively growing themselves and our brand. A sufficient number of qualified individuals to fill these positions and qualifications may be in short supply in some communities. Competition in these communities for qualified staff could require us to pay higher wages and provide greater benefits, especially if there is significant improvement in regional or national economic conditions. We place a heavy emphasis on the qualification and training of our personnel and spend a significant amount of time and money on training our employees. Any inability to recruit and retain qualified individuals may result in higher turnover and increased labor costs, and could compromise the quality of our service, all of which could adversely affect our business. Any such inability could also delay the planned openings of new Shacks and could adversely impact our existing Shacks. Any such inability to retain or recruit qualified employees, increased costs of attracting qualified employees or delays in Shack openings could adversely affect our business and results of operations.
Unionization activities may disrupt our operations and affect our profitability.
Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations. In addition, a labor dispute involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenues, and resolution of disputes may increase our costs. Further, if we enter into a new market with unionized construction companies, or the construction companies in our current markets become unionized, construction and build out costs for new Shacks in such markets could materially increase.
Increased food commodity and energy costs could decrease our Shack-level operating profit margins or cause us to limit or otherwise modify our menu, which could adversely affect our business.
Our profitability depends in part on our ability to anticipate and react to changes in the price and availability of food commodities, including among other things beef, poultry, grains, dairy and produce. Prices may be affected due to market changes, increased competition, the general risk of inflation, shortages or interruptions in supply due to weather, disease or other conditions beyond our control, or other reasons. For example, certain regions of the United States experienced a significant drought in 2014, which increased the price of certain food commodities, including beef, dairy and produce. Other events could increase commodity prices or cause shortages that could affect the cost and quality of the items we buy or require us to further raise prices or limit our menu options. These events, combined with other more general economic and demographic conditions, could impact our pricing and negatively affect our Shack sales and Shack-level operating profit margins. While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our guests without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same-Shack sales growth in an amount sufficient to offset inflationary or other cost pressures.
We do not currently hedge our commodity risks. We may decide to enter into certain forward pricing arrangements with our suppliers, which could result in fixed or formula-based pricing with respect to certain food products. However, these arrangements generally are relatively short in duration and may provide only limited protection from price changes. In addition, the use of these arrangements may limit our ability to benefit from favorable price movements.
Our profitability also is adversely affected by increases in the price of utilities, such as natural gas, electric, and water, whether as a result of inflation, shortages or interruptions in supply, or otherwise. Our ability to respond to increased costs by increasing prices or by implementing alternative processes or products will depend on our ability to anticipate and react to such increases and other more general economic and demographic conditions, as well as the responses of our competitors and guests. All of these things may be difficult to predict and beyond our control. In this manner, increased costs could adversely affect our results of operations.

Higher health care costs and labor costs could adversely affect our business.
With the passage in 2010 of the U.S. Patient Protection and Affordable Care Act (the "ACA"), we are required to provide affordable coverage, as defined in the ACA, to all employees, or otherwise be subject to a payment per employee based on the affordability criteria in the ACA. Many of these requirements will be phased in over a period of time, with the majority of the most impactful provisions affecting us having begun in the second quarter of fiscal 2015. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care and insurance costs could have a material adverse effect on our business, financial condition and results of operations. In addition, changes in federal or state workplace regulations could adversely affect our ability to meet our financial targets.
Various federal and state labor laws govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers' compensation rates, overtime, family leave, safety standards, payroll taxes, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our team members are paid at rates set above, but related to, the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Significant additional government regulations could materially affect our business, financial condition and results of operations.
We are subject to many federal, state and local laws with which compliance is both costly and complex.
The restaurant industry is subject to extensive federal, state and local laws and regulations, including the recently enacted comprehensive health care reform legislation discussed above, those relating to building and zoning requirements and those relating to the preparation and sale of food. Such laws and regulations are subject to change from time to time. The failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing Shacks and delay or result in our decision to cancel the opening of new Shacks, which would adversely affect our business.
The development and operation of Shacks depend, to a significant extent, on the selection of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards.
There is also a potential for increased regulation of certain food establishments in the United States, where compliance with a Hazard Analysis and Critical Control Points ("HACCP") approach may now be required. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP Systems, and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. For example, FSMA signed into law in January 2011, granted the FDA new authority regarding the safety of the entire food system, including through increased inspections and mandatory food recalls. Although restaurants are specifically exempted from or not directly implicated by some of these new requirements, we anticipate that the new requirements may impact our industry. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise impact our business.
We are subject to the ADA, which, among other things, requires our Shacks to meet federally mandated requirements for the disabled. The ADA prohibits discrimination in employment and public accommodations on the basis of disability. Under the ADA, we could be required to expend funds to modify our Shacks to provide service to, or make reasonable accommodations for the employment of, disabled persons. In addition, our employment practices are subject to the requirements of the Immigration and Naturalization Service relating to citizenship and residency.
In addition, our licensing activities are subject to laws enacted by a number of states, rules and regulations promulgated by the U.S. Federal Trade Commission and certain rules and requirements regulating licensing activities in foreign countries. Failure to comply with new or existing licensing laws, rules and regulations in any jurisdiction or to obtain required government approvals could negatively affect our licensing sales and our relationships with our licensees.
The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our Shacks if we failed to comply with applicable standards. Compliance with all of these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.
Our marketing strategies and channels will evolve and our programs may or may not be successful.
Shake Shack is a small, but growing brand. We incur costs and expend other resources in our marketing efforts to attract and retain guests. The brand's promotion includes public relations, digital and social media, promotions, and in-store messaging, which require less marketing spend as compared to traditional marketing programs. Currently, the amount of discounted promotions and advertising we do is nominal. As the number of Shacks increases, and as we expand into new markets, we expect to increase our investment in advertising and consider additional promotional activities. Accordingly, in the future, we will incur greater marketing expenditures, resulting in greater financial risk and a greater impact on our Company.
Some of these initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenues. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising than we are able to at this time. Should our competitors increase spending on marketing and advertising or our marketing funds decrease for any reason, or should our advertising and promotions be less effective than those of our competitors, there could be a material adverse effect on our results of operations and financial condition.
Changes in economic conditions, including continuing effects from the recent recession, could materially affect our business, financial condition and results of operations.
The restaurant industry depends on consumer discretionary spending. During the economic downturn starting in 2008, continuing disruptions in the overall economy, including the ongoing impacts of the housing crisis, high unemployment, and financial market volatility and unpredictability, caused a related reduction in consumer confidence, which negatively affected the restaurant industry. These factors, as well as national, regional and local regulatory and economic conditions, gasoline prices, energy and other utility costs, inclement weather, conditions in the residential real estate and mortgage markets, health care costs, access to credit, disposable consumer income and consumer confidence, affect discretionary consumer spending. If these economic conditions persist or worsen, guest traffic could be adversely impacted if our guests choose to dine out less frequently or reduce the amount they spend on meals while dining out. If such negative economic conditions persist for a long period of time or become more pervasive, consumer changes to their discretionary spending behavior, including the frequency with which they dine out, could be more permanent. If Shack sales decrease, our profitability could decline as we spread fixed costs across a lower level of Shack sales. Prolonged negative trends in Shack sales could cause us to, among other things, reduce the number and frequency of new Shack openings, close Shacks or delay remodeling of our existing Shacks or take asset impairment charges.
Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain Shacks may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our results of operations.
In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to individual Shack operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. If an impairment indicator was deemed to exist for a Shack, the estimated undiscounted future cash flows would be compared to its carrying value. If the carrying value exceeds the undiscounted cash flows, we would recognize an impairment charge equal to the difference between the carrying value and the fair value. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future.
We rely on a limited number of licensees for the operation of our licensed Shacks, and we have limited control with respect to the operations of our licensed Shacks, which could have a negative impact on our reputation and business.
We rely, in part, on our licensees and the manner in which they operate their Shacks to develop and promote our business. As of July 1, 2015, two licensees operated all of our domestic licensed Shacks and Alshaya, through affiliated and unaffiliated third party sub-licensees, operated all of our international licensed Shacks. Our licensees are required to operate their Shacks according to the specific guidelines we set forth that are essential to maintaining brand integrity and reputation as well as in accordance with all laws and regulations applicable to Shake Shack and its subsidiaries, and all laws and regulations applicable in the countries in which we operate. We provide training to these licensees to integrate them into our operating strategy and culture. However, since we do not have day-to-day control over all of these Shacks, we cannot give assurance that there will not be differences in product and service quality, operations, marketing or profitably or that there will be adherence to all of our guidelines and applicable laws at these Shacks. In addition, if our licensees fail to make investments necessary to maintain or improve their Shacks, guest preference for the Shake Shack brand could suffer. Failure of these Shacks to operate effectively could adversely affect our cash flows from those operations or have a negative impact on our reputation or our business.
Although we have developed criteria to evaluate and screen prospective developers and licensees, we cannot be certain that the developers and licensees we select will have the business acumen necessary to open and operate successful licensed Shacks in their licensing areas. Our licensees compete for guests with other restaurants in their geographic markets, and the ability of our licensees to compete for guests directly impacts our results of operations, as well as the desirability of our brand to prospective licensees. Licensees may not have access to the financial or management resources that they need to open the Shacks contemplated by their agreements with us or to be able to find suitable sites on which to develop them, or they may elect to cease development for other reasons. Licensees may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and governmental approvals or meet construction schedules. Additionally, financing from banks and other financial institutions may not always be available to licensees to construct and open new Shacks. Any of these problems could slow our growth from licensing operations and reduce our licensing revenues.
A challenging economic environment may affect our licensees, with adverse consequences to us.
Our operating results are impacted by the ability of our licensees to generate revenues at their licensed Shacks. It is possible that, in a challenging economic environment, some licensees could file for bankruptcy or become delinquent in their payments to us, which could have significant adverse impacts on our business due to the loss or delay in payments of licensing and other fees. Bankruptcy or other adverse performance by our licensees could negatively impact our market share and operating results as we may have fewer well-performing Shacks, and adversely impact our ability to attract new licensees.
If we are unable to maintain good relationships with our licensees, revenues could decrease and we may be unable to expand our presence in certain markets.
Our licensees pay us a license fee and certain other fees pursuant to our license agreements. The viability of our licensing business depends on our ability to establish and maintain good relationships with our licensees. In particular, our relationship with our international licensee, who is our sole international licensee and has an exclusive right to open new Shacks in certain markets, is critical to our international operations.
The value of our brand and the rapport that we maintain with our licensees are important factors for potential licensees considering doing business with us. If we are unable to maintain good relationships with licensees, we may be unable to renew license agreements and opportunities for developing new relationships with additional licensees may be adversely affected. This, in turn, could have an adverse effect on our results of operations.
Our license agreements require us and our licensees to comply with operational and performance conditions that are subject to interpretation and could result in disagreements. At any given time, we may be in disputes with one or more of our licensees. An adverse result in any such dispute could adversely impact our results of operations and business.
We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.
We rely heavily on information systems, including point-of-sale processing in our Shacks, for management of our supply chain, accounting, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow or a breach in security of these systems could result in interruptions to or delays in our business and guest service and reduce efficiency in our operations. If our information technology systems fail and our redundant systems or disaster recovery plans are not adequate to address such failures, or if our business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brand and our business could be materially adversely affected. In addition, remediation of such problems could result in significant, unplanned capital investments.
Legislation and regulations requiring the display and provision of nutritional information for our menu offerings, and new information or attitudes regarding diet and health or adverse opinions about the health effects of consuming our menu offerings, could affect consumer preferences and negatively impact our business, financial condition and results of operations.
We serve burgers, hot dogs, crinkle-cut fries, shakes, frozen custard, beer and wine. Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings.
For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to customers, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Furthermore, the Patient Protection and Affordable Care Act of 2010 (the "PPACA") establishes a uniform, federal requirement for certain restaurants to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require certain chain restaurants to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the FDA to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. An unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings.
We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu-labeling laws could have an adverse effect on our results of operations and financial position, as well as the hospitality industry in general.
Our insurance may not provide adequate levels of coverage against claims.
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations.
Because a component of our strategy is to continue to grow our licensed business internationally, the risks of doing business internationally could lower our revenues, increase our costs, reduce our profits or disrupt our business.
Twenty-seven of our 32 licensed Shacks as of July 1, 2015 are located outside the United States and we expect to continue to expand our licensed Shacks internationally. As a result, we are and will be, on an increasing basis, subject to the risks of doing business outside the United States, including:

▪	changes in foreign currency exchange rates or currency restructurings and hyperinflation or deflation in the countries in which we operate;

▪	the imposition of restrictions on currency conversion or the transfer of funds or limitations on our ability to repatriate non-U.S. earnings in a tax effective manner;

▪	the presence and acceptance of varying levels of business corruption in international markets;

▪
the ability to comply with, or impact of complying with, complex and changing laws, regulations and policies of foreign governments that may affect investments or operations, including foreign ownership restrictions, import and export controls, tariffs, embargoes, intellectual property, licensing requirements and regulations, increase in taxes paid and other changes in applicable tax laws;

▪	the difficulties involved in managing an organization doing business in many different countries;

▪
the ability to comply with, or impact of complying with, complex and changing laws, regulations and economic political policies of the U.S. government, including U.S. laws and regulations relating to economic sanctions, export controls and anti-boycott requirements;

▪	increase in an anti-American sentiment and the identification of the licensed brand as an American brand;

▪	the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult; and

▪	political and economic stability.
Any or all of these factors may adversely affect the performance of and licensing fees we receive from our licensed Shacks located in international markets. Our international licensed Shacks operate in several volatile regions that are subject to geopolitical and socio-political factors that pose risk to our business operations. In particular, our licensee has been negatively impacted by currency devaluation in Russia and we have seen a reduction in licensing revenue from our three Russian Shacks. If conditions persist or worsen, it is possible that our licensee may choose to close one or all of these Shacks. In addition, the economy of any region in which our Shacks are located may be adversely affected to a greater degree than that of other areas of the country or the world by certain developments affecting industries concentrated in that region or country. While these factors and the impact of these factors are difficult to predict, any one or more of them could lower our revenues, increase our costs, reduce our profits or disrupt our business, and, as our international licensed operations increase, these risks will become more pronounced.
Because of our international licensed operations, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws.
A significant portion of our licensed operations are located outside the United States. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. While our license agreements mandate compliance with applicable law, we cannot assure you that we will be successful in preventing our employees or other agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.
Changes in statutory, regulatory, accounting, and other legal requirements could potentially impact our operating and financial results.
We are subject to numerous statutory, regulatory and legal requirements, domestically and abroad. Our operating results could be negatively impacted by developments in these areas due to the costs of compliance in addition to possible government penalties and litigation in the event of deemed noncompliance. Changes in the regulatory environment in the area of food safety, privacy and information security, wage and hour laws, among others, could potentially impact our operations and financial results.
We lease all of our domestic company-operated Shacks, and each is classified as an operating lease. The Financial Accounting Standards Board has issued an exposure draft that will revise lease accounting and require many leases currently considered to be operating leases to instead be classified as capital leases. The primary impact to this exposure draft would be that such leases would be recorded on the balance sheet as debt, and they currently have an off-balance sheet classification as operating leases. The timeline for effectiveness of this pronouncement, as well as the final guidelines and potential financial impact, are unclear at this point.
Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results and adversely affect our financial condition.
We are subject to taxes by the U.S. federal, state, local and foreign tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. We record tax expense based on our estimates of future payments, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

▪	changes in the valuation of our deferred tax assets and liabilities;

▪	expected timing and amount of the release of any tax valuation allowance;

▪	tax effects of stock-based compensation;

▪	changes in tax laws, regulations or interpretations thereof; or

▪	future earnings being lower than anticipated in jurisdictions where we have lower statutory tax rates and higher than anticipated earnings in jurisdictions where we have higher statutory tax rates.
In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in the valuation allowance or by changes to existing accounting rules or regulations. Further, tax legislation may be enacted in the future which could negatively impact our current or future tax structure and effective tax rates. We may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.
We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.
Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our Shacks. We rely on U.S. and foreign trademark, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions to protect our intellectual property. Nevertheless, our competitors may develop similar menu items and concepts, and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and other intellectual property.
The success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brand in both domestic and international markets. We have registered and applied to register trademarks and service marks in the United States and foreign jurisdictions. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity and/or enforceability of our trademarks and service marks and other intellectual property. The steps we have taken to protect our intellectual property in the United States and in foreign countries may not be adequate. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States.
If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance.
We may also from time to time be required to institute litigation to enforce our trademarks, service marks and other intellectual property. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.
Third parties may assert that we infringe, misappropriate or otherwise violate their intellectual property and may sue us for intellectual property infringement. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and other personnel may be diverted in pursuing these proceedings. If a court finds that we infringe a third party's intellectual property, we may be required to pay damages and/or be subject to an injunction. With respect to any third party intellectual property that we use or wish to use in our business (whether or not asserted against us in litigation), we may not be able to enter into licensing or other arrangements with the owner of such intellectual property at a reasonable cost or on reasonable terms.
Restaurant companies have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.
Our business is subject to the risk of litigation by employees, guests, suppliers, licensees, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of assistant managers and failure to pay for all hours worked. While we have not been a party to any of these types of lawsuits in the past, there can be no assurance that we will not be named in any such lawsuit in the future or that we would not be required to pay substantial expenses and/or damages.

Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our Shacks, including actions seeking damages resulting from food-borne illness or accidents in our Shacks. We are also subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers.
Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce guest traffic and Shack sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business and results of operations.
Our business is subject to risks related to our sale of alcoholic beverages.
We serve beer and wine at most of our Shacks. Alcoholic beverage control regulations generally require our Shacks to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our Shacks, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain licenses could adversely affect our business, financial condition and results of operations.
We are also subject in certain states to "dram shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on our business, results of operations or financial condition. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of our insurance coverage or not covered by insurance could have a material adverse effect on our business, results of operations or financial condition.
Our business is subject to seasonal fluctuations.
Our business is subject to seasonal fluctuations in that our Shack sales are typically nominally higher during the summer months affecting the second and third quarters of the fiscal year. Our quarterly results have been and will continue to be affected by the timing of new Shack openings and their associated pre-opening costs. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.
Because many of our domestic company-operated Shacks are concentrated in local or regional areas, we are susceptible to economic and other trends and developments, including adverse weather conditions, in these areas.
Our financial performance is highly dependent on Shacks located in the Northeast and the New York City metropolitan area, which comprised approximately 54% (or 20 out of 37) of our total domestic company-operated Shacks as of July 1, 2015. As a result, adverse economic conditions in any of these areas could have a material adverse effect on our overall results of operations. In addition, given our geographic concentrations, negative publicity regarding any of our Shacks in these areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, terrorist attacks, increases in energy prices, inclement weather or natural or man-made disasters.
In particular, adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and hurricanes, could negatively impact our results of operations. For example, we experienced temporary Shack closures on the east coast due to Superstorm Sandy, which resulted in the closing of 11 Shacks for at least one day. Temporary or prolonged Shack closures may occur and guest traffic may decline due to the actual or perceived effects of future weather related events.

Risks Related to Ownership of Our Class A Common Stock
The Continuing SSE Equity Owners have the right to have their LLC Interests redeemed pursuant to the terms of the SSE Holdings LLC Agreement.
After giving effect to this offering, we will have an aggregate of more than 184,786,580 shares of Class A common stock authorized but unissued, including approximately 21,036,580 shares of Class A common stock issuable upon redemption or exchange of LLC Interests that are held by the Continuing SSE Equity Owners (or 184,306,498 shares and 20,556,498 shares, respectively, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Subject to certain restrictions set forth in the SSE Holdings LLC Agreement, the Continuing SSE Equity Owners are entitled to have their LLC Interests redeemed for shares of our Class A common stock. We also entered into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued to the Continuing SSE Equity Owners upon redemption or exchange of LLC Interests and the shares of Class A common stock issued to affiliates of the Former SSE Equity Owners in connection with the Organizational Transactions are eligible for resale, subject to certain limitations set forth therein. See “Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreement” in our 2014 10-K.
We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.
Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.
The market price for our common stock is volatile. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

▪	low same-Shack sales growth compared to market expectations;

▪	delays in the planned openings of new Shacks;

▪	temporary or prolonged Shack closures;

▪	quarterly variations in our operating results compared to market expectations;

▪	changes in preferences of our guests;

▪	adverse publicity about us, the industries we participate in or individual scandals;

▪	announcements of new offerings or significant price reductions by us or our competitors;

▪	stock price performance of our competitors;

▪	changes in the price and availability of food commodities, particularly beef and dairy;

▪	fluctuations in stock market prices and volumes;

▪	default on our indebtedness;

▪	actions by competitors;

▪	changes in senior management or key personnel;

▪	changes in financial estimates by securities analysts;

▪	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

▪	negative earnings or other announcements by us or other restaurant companies;

▪	downgrades in our credit ratings or the credit ratings of our competitors;

▪	incurrence of indebtedness or issuances of capital stock;

▪	global economic, legal and regulatory factors unrelated to our performance; and

▪	the other factors listed in this "Risk Factors" section and the "Risk Factors" section of our 2014 10-K .
Volatility in the market price of our common stock may prevent investors from being able to sell their Class A common stock at or above the public offering price. As a result, you may suffer a loss on your investment.
In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
Substantial future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress our stock price.
Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. Upon the closing of this offering, we will have 15,213,420 shares of Class A common stock outstanding (or 15,693,502 if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 21,036,580 authorized but unissued shares of Class A common stock that would be issuable upon redemption or exchange of LLC Interests. The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act.
We, the selling stockholders and each of our directors and executive officers, which collectively will hold 72.5% of our outstanding capital stock (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests) after giving effect to this offering, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for (including the LLC Interests), or that represent the right to receive, shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC. See “Underwriting.” All of our shares of common stock outstanding as of the date of this prospectus (and shares of Class A common stock issuable upon redemption or exchange of LLC Interests) may be sold in the public market by existing stockholders following the expiration of the applicable lock‑up period, subject to applicable limitations imposed under federal securities laws.
We also entered into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued to the Continuing SSE Equity Owners upon redemption or exchange of LLC Interests and the shares of Class A common stock issued to affiliates of the Former SSE Equity Owners in connection with the Organizational Transactions are eligible for resale, subject to certain limitations set forth therein. See “Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreement” in our 2014 10-K.
We have filed a registration statement on Form S-8 under the Securities Act to register all shares of Class A common stock (i) subject to outstanding stock options granted in connection with our IPO, (ii) issued or issuable under our stock plans and (iii) issued to participants under the Former UAR Plan. The registration statement on Form S-8 covers shares offered pursuant to our stock plans, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.
In the future, we may also issue additional securities if we need to raise capital, which could constitute a material portion of our then‑outstanding shares of common stock.

Taking advantage of the reduced disclosure requirements applicable to "emerging growth companies" may make our Class A common stock less attractive to investors.
The JOBS Act provides that, so long as a company qualifies as an "emerging growth company," it will, among other things:

▪
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

▪	be exempt from "say on pay" and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the "Dodd-Frank Act");

▪
be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

▪	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor's report on the financial statements.
We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We currently utilize and intend to continue to utilize certain of the exemptions described above for so long as we are an emerging growth company. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years after our IPO. We cannot predict if investors will find our Class A common stock less attractive because we rely on certain of these exemptions, or if taking advantage of these exemptions will result in less active trading or more volatility in the price of our Class A common stock.
We will continue to incur relatively outsized costs as a result of recently becoming a public company and in the administration of our organizational structure.
As a newly public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the Securities and Exchange Commission ("SEC"). We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.
We do not currently expect to pay any cash dividends.
The continued operation and expansion of our business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of our Class A common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We are a holding company, and substantially all of our operations are carried out by SSE Holdings and its subsidiaries. Under the Revolving Credit Facility, SSE Holdings is currently restricted from paying cash dividends, and we expect these restrictions to continue in the future. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Class A common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward‑looking statements. All statements other than statements of historical facts contained or incorporated by reference in this prospectus may be forward‑looking statements. Statements regarding our future results of operations and financial position, business strategy, outlook and plans and objectives of management for future operations, including, among others, statements regarding expected new Shack openings, expected same-Shack sales growth, future capital expenditures and debt service obligations, are forward‑looking statements. In some cases, you can identify forward‑looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
Forward‑looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

▪	our inability to successfully identify and secure appropriate sites and timely develop and expand our operations;

▪	our inability to protect our brand and reputation;

▪	our failure to prevent food safety and food‑borne illness incidents;

▪	shortages or interruptions in the supply or delivery of food products;

▪	our inability to maintain our international supply chain;

▪	our dependence on a small number of suppliers and a single distribution company for the majority of our domestic distribution needs;

▪	our inability to protect against security breaches of confidential guest information;

▪	competition from other restaurants;

▪	changes in consumer tastes and nutritional and dietary trends;

▪	our inability to manage our growth;

▪	our inability to open profitable Shacks;

▪	our failure to generate projected same-Shack sales growth;

▪	our inability to maintain sufficient levels of cash flow, or access to capital, to meet growth expectations;

▪	our dependence on long‑term non‑cancelable leases;

▪	our failure to meet the operational and financial performance guidance we provide to the public;

▪	our dependence on key members of our executive management team;

▪	our inability to identify qualified individuals for our workforce;

▪	labor relations difficulties;

▪	our vulnerability to increased food commodity and energy costs;

▪	our vulnerability to health care costs and labor costs;

▪	our vulnerability to global financial market conditions, including the continuing effects from the recent recession;

▪	our sale of alcoholic beverages;

▪	our dependence on a limited number of licensees;

▪	our inability to maintain good relationships with our licensees;

▪	violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti‑bribery and anti‑kickback laws;

▪	our ability to adequately protect our intellectual property;

▪	our business model being susceptible to litigation;

▪	failure to obtain and maintain required licenses and permits to comply with alcoholic beverage or food control regulations;

▪	our vulnerability to adverse weather conditions in local or regional areas where our Shacks are located;

▪	our realization of any benefit from the Tax Receivable Agreement and our organizational structure; and

▪	the Voting Group’s control of us.
The forward-looking statements included or incorporated by reference in this prospectus are only predictions. We have based these forward‑looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward‑looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
The forward-looking statements included or incorporated by reference in this prospectus (including, without limitation, the 2015 outlook included in our 2014 10-K) speak only as of the date made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS
The selling stockholders will receive all of the net proceeds from this offering.
We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions and certain expenses which the underwriters have agreed to reimburse. For more information, see “Principal and Selling Stockholders” and “Underwriting.”

CAPITALIZATION
The following table sets forth our cash and capitalization on a consolidated basis as of July 1, 2015, as follows:

▪	on an actual basis; and

▪
as adjusted to reflect the exchange by the Continuing SSE Equity Owners participating in this offering of LLC Interests for shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange). The table assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

You should read this information in conjunction with "Unaudited Pro Forma Consolidated Financial Information" appearing herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Second Quarter 10-Q and our consolidated financial statements and the related notes incorporated by reference in this prospectus along with the other financial information contained in this prospectus.

	July 1, 2015
(in thousands, except share and per share amounts)	Actual	As Adjusted
Cash	$64,919	$64,919

Indebtedness:
Revolving Credit Facility(1)	$—	$—
Promissory note	313	313
Total indebtedness	$313	$313
Equity:
Preferred stock, no par value—10,000,000 shares authorized; none issued and outstanding	$—	$—
Class A common stock, $0.001 par value—200,000,000 shares authorized; 12,058,147 shares issued and outstanding, actual; 15,213,420 shares issued and outstanding, as adjusted	12	15
Class B common stock, $0.001 par value—35,000,000 shares authorized; 24,191,853 shares issued and outstanding, actual; 21,036,580 shares issued and outstanding, as adjusted	24	21
Additional paid-in capital	112,227	132,587
Retained earnings	221	595
Total stockholders' equity attributable to Shake Shack Inc.	112,484	133,218
Non-controlling interests	2,870	2,496
Total equity	$115,354	$135,714
Total capitalization	$115,667	$136,027

(1)	As of July 1, 2015, we had $19.9 million of availability under the Revolving Credit Facility, after giving effect to $0.1 million in outstanding letters of credit.

PRICE RANGE OF CLASS A COMMON STOCK
Our Class A common stock has been listed on NYSE under the symbol “SHAK” since January 30, 2015. Our IPO was priced at $21.00 per share on January 29, 2015. Prior to that date, there was no public market for our stock. The following table sets forth, for the indicated periods, the high and low sales prices per share for our Class A common stock on the NYSE.

	High	Low
2015:
First quarter (starting January 30, 2015)	$52.50	$38.63
Second quarter	96.75	47.80
Third quarter (through August 7, 2015)	74.89	48.21
On August 7, 2015, the last reported sale price of our Class A common stock on the NYSE was $71.64 per share. As of August 7, 2015, we had 43 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of August 7, 2015, we had 46 holders of record of our Class B common stock.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our Class A common stock. Holders of our Class B common stock are not entitled to participate in any dividends declared by our Board of Directors. Any future determination to pay dividends to holders of Class A common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in SSE Holdings’ debt agreements and other factors that our Board of Directors deems relevant. We are a holding company, and substantially all of our operations are carried out by SSE Holdings and its subsidiaries. Additionally, under the Revolving Credit Facility, SSE Holdings is currently restricted from paying cash dividends, and we expect these restrictions to continue in the future, which may in turn limit our ability to pay dividends on our Class A common stock. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Risk Factors—We do not currently expect to pay any cash dividends.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma consolidated statement of income for the year ended December 31, 2014 gives effect to the IPO, the Organizational Transactions and this offering as if the same had occurred on December 26, 2013. The unaudited pro forma consolidated statement of loss for the twenty-six weeks ended July 1, 2015 gives effect to this offering as if the offering occurred on January 1, 2015. The unaudited pro forma consolidated balance sheet as of July 1, 2015 gives effect to this offering, as if the same had occurred on July 1, 2015.
We have derived the unaudited pro forma consolidated statement of income for the year ended December 31, 2014 from the audited consolidated financial statements of SSE Holdings, LLC and its subsidiaries as of and for the year ended December 31, 2014 incorporated by reference to our 2014 10-K. We have derived the unaudited pro forma consolidated statement of loss for the twenty-six weeks ended July 1, 2015 and the unaudited pro forma consolidated balance sheet as of July 1, 2015 from the unaudited condensed consolidated financial statements of Shake Shack Inc. as of and for the twenty-six weeks ended July 1, 2015 incorporated by reference to our Second Quarter 10-Q. The pro forma financial information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our 2014 10-K and our 10-Q's.
The pro forma adjustments related to the IPO and Organizational Transactions are described in the notes to the unaudited pro forma consolidated financial information, and principally include the following:

▪
the issuance of 5,750,000 shares of Class A common stock to the purchasers in the IPO in exchange for net proceeds of approximately $112.3 million, after deducting underwriting discounts and commissions but before offering expenses;

▪
the application of all of the net proceeds from the IPO to acquire newly-issued LLC Interests from SSE Holdings at a purchase price per interest equal to the initial public offering price of Class A common stock;

▪
the amendment and restatement of the SSE Holdings LLC Agreement to, among other things, (i) provide for a new single class of common membership interests in SSE Holdings, the LLC Interests, (ii) exchange all of the membership interests of the Original SSE Equity Owners for LLC Interests and (iii) appoint Shake Shack as the sole managing member of SSE Holdings;

▪
the amendment and restatement of our certificate of incorporation to, among other things, (i) provide for Class B common stock with voting rights but no economic rights and (ii) issue shares of Class B common stock to the Original SSE Equity Owners on a one-to-one basis with the number of LLC Interests they own, for nominal consideration;

▪
the acquisition, by merger, of two entities that were owned by the Former SSE Equity Owners, for which we issued 5,968,841 shares of Class A common stock as merger consideration (the “Mergers”). The only assets held by the Former SSE Equity Owners were 5,968,841 LLC Interests and a corresponding number of shares of Class B common stock. Upon consummation of the Mergers, we canceled the 5,968,841 shares of Class B common stock and recognized the 5,968,841 of LLC Interests at carrying value, as the Mergers are considered transactions between entities under common control;

▪
the receipt by certain individuals who held awards under the Former UAR Plan of 339,306 shares of Class A common stock in settlement of their awards under the UAR Plan, net of employee withholding taxes (and the receipt by Shake Shack of a corresponding number of LLC Interests from SSE Holdings); and

▪	the grant of options to purchase shares of Class A common stock under our 2015 Incentive Award Plan in connection with our IPO.
The pro forma adjustments related to this offering, which we refer to as the Offering Adjustments, are described in the notes to the unaudited pro forma consolidated financial information, and principally include the exchange by the Continuing SSE Equity Owners participating in this offering of 3,155,273 LLC Interests for a corresponding number of shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange).
Except as otherwise indicated, the unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock from the selling stockholders.

As described in greater detail under "Certain Relationships and Related Party Transactions—Tax Receivable Agreement" in our 2014 10-K, we entered into a tax receivable agreement with the Continuing SSE Equity Owners that provides for the payment by Shake Shack to the Continuing SSE Equity Owners of 85% of the amount of tax benefits, if any, that Shake Shack actually realizes as a result of (i) increases in the tax basis of assets of SSE Holdings resulting from any redemptions or exchanges of LLC Interests as described under "Certain Relationships and Related Party Transactions—SSE Holdings LLC Agreement—LLC Interest Redemption Right" in our 2014 10-K or any prior sales of interests in SSE Holdings and (ii) certain other tax benefits related to our making payments under the Tax Receivable Agreement. Due to the uncertainty in the amount and timing of future exchanges of LLC Interests by the Continuing SSE Equity Owners, the unaudited pro forma consolidated financial information assumes that no exchanges of LLC Interests have occurred other than those contemplated in connection with this offering. However, if all of the Continuing SSE Equity Owners were to exchange all of their LLC Interests, we would recognize a deferred tax asset of approximately $1.0 billion and a liability of approximately $884.6 million, assuming (i) all exchanges occurred on July 1, 2015; (ii) a price of $71.64 per share; (iii) a constant corporate tax rate of 41.0%; (iv) we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. For each 5% increase (decrease) in the amount of LLC Interests exchanged by the Continuing SSE Equity Owners, our deferred tax asset would increase (decrease) by approximately $52.0 million and the related liability would increase (decrease) by approximately $44.2 million, assuming that the price per share and corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of our shares of Class A common stock at the time of the exchange, and the tax rates then in effect.
As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.
The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to the IPO, Organizational Transactions and this offering. The unaudited pro forma consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had the IPO, Organizational Transactions and this offering, taken place on the dates indicated, or that may be expected to occur in the future. For further discussion of these matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes included in our 2014 10-K and 10-Q's.

SHAKE SHACK INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF July 1, 2015

(in thousands, except share and per share amounts)	Historical Shake Shack Inc.	Offering Adjustments		Pro Forma Shake Shack Inc.
Assets
Current assets
Cash	$64,919	$—		$64,919
Accounts receivable	4,003	—		4,003
Inventories	482	—		482
Prepaid expenses and other current assets	2,246	—		2,246
Deferred income taxes	20	—		20
Total current assets	71,670	—		71,670
Property and equipment, net	81,076	—		81,076
Deferred income taxes, net	6,027	135,737	(1)	141,764
Other assets	3,223	—		3,223
Total assets	$161,996	$135,737		$297,733

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,690	—		5,690
Accrued expenses	4,781	—		4,781
Accrued wages and related liabilities	3,716	—		3,716
Other current liabilities	2,432	—		2,432
Total current liabilities	16,619	—		16,619
Note payable	313	—		313
Deferred rent	20,948	—		20,948
Other long-term liabilities	8,762	115,377	(1)	124,139
Total liabilities	46,642	115,377		162,019
Commitments and contingencies
Stockholders' equity
Preferred stock, no par value—10,000,000 shares authorized; none issued and outstanding	—	—		—
Class A common stock, $0.001 par value—200,000,000 shares authorized; 12,058,147 shares issued and outstanding, actual; 15,213,420 shares issued and outstanding, as adjusted	12	3	(2)	15
Class B common stock, $0.001 par value—35,000,000 shares authorized; 24,191,853 shares issued and outstanding, actual; 21,036,580 shares issued and outstanding, as adjusted	24	(3)	(2)	21
Additional paid-in capital	112,227	20,360	(1)	132,587
Retained earnings	221	374	(3)	595
Total stockholders' equity attributable to Shake Shack Inc.	112,484	20,734		133,218
Non-controlling interests	2,870	(374)	(3)	2,496
Total equity	115,354	20,360		135,714
Total liabilities and stockholders' equity	$161,996	$135,737		$297,733

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

SHAKE SHACK INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)
We expect to obtain an increase in the tax basis of our share of the assets of SSE Holdings when LLC Interests are redeemed or exchanged by the Continuing SSE Equity Owners and other qualifying transactions. This increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. On February 4, 2015, we entered into a tax receivable agreement with the Continuing SSE Equity Owners that provides for the payment by us to the Continuing SSE Equity Owners of 85% of the amount of tax benefits, if any, that we actually realize or in some cases are deemed to realize as a result of (i) increases in the tax basis of the assets of SSE Holdings resulting from any redemptions or exchanges of LLC Interests or any prior sales of interests in SSE Holdings and (ii) certain other tax benefits related to our making payments under the Tax Receivable Agreement. See "Certain Relationships and Related Transactions, and Director Independence—Tax Receivable Agreement" in our 2014 10-K.

The exchange by the Continuing SSE Equity Owners participating in this offering of their LLC Interests for shares of Class A common stock triggers an increase in the tax basis of the assets of SSE Holdings subject to the provisions of the Tax Receivable Agreement. Assuming a public offering price of $71.64, we will recognize a deferred tax asset in the amount of $135.7 million, a liability of $115.4 million, representing 85% of the tax benefits due to the Continuing SSE Equity Owners participating in this offering and an adjustment to additional paid-in capital for the difference.

(2)
These adjustments reflect the exchange by the Continuing SSE Equity Owners participating in this offering of 3,155,273 LLC Interests for a corresponding number of shares of Class A common stock (and the cancellation of their shares of Class B common stock on a one-for-one basis upon such exchange). The adjustments assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(3)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, we will own 42.0% of the economic interest of SSE Holdings and the Continuing SSE Equity Owners will own the remaining 58.0% of the economic interest of SSE Holdings. This pro forma adjustment represents the adjustment to the carrying value of the non-controlling interest to reflect our increased ownership in SSE Holdings. This amount has been determined based on the assumption that the underwriters' option to purchase 600,000 additional shares of our Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, we will own 43.3% of the economic interest in SSE Holdings and the Continuing SSE Equity Owners will own the remaining 56.7% of the economic interest in SSE Holdings.

SHAKE SHACK INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share amounts)	Historical Shake Shack Inc.		IPO and Organizational Transaction Adjustments		As Adjusted Before Offering	Offering Adjustments		Pro Forma Shake Shack Inc.
Shack sales	$112,042		$—		$112,042	$—		$112,042
Licensing revenue	6,488		—		6,488	—		6,488
Total revenue	118,530		—		118,530	—		118,530
Shack-level operating expenses:
Food and paper costs	34,925		—		34,925	—		34,925
Labor and related expenses	29,312		—		29,312	—		29,312
Other operating expenses	11,191		—		11,191	—		11,191
Occupancy and related expenses	9,753		—		9,753	—		9,753
General and administrative expenses	18,187		4,314	(1)	22,501	—		22,501
Depreciation expense	5,809		—		5,809	—		5,809
Pre-opening costs	6,105		—		6,105	—		6,105
Loss on disposal of property and equipment	105		—		105	—		105
Total expenses	115,387		4,314		119,701	—		119,701
Operating income (loss)	3,143		(4,314)		(1,171)	—		(1,171)
Interest expense	363		—		363	—		363
Income (loss) before income taxes	2,780		(4,314)		(1,534)	—		(1,534)
Income tax expense (benefit)	662		(514)	(2)	148	298	(4)	446
Net income (loss)	2,118		(3,800)		(1,682)	(298)		(1,980)
Less: net income (loss) attributable to non-controlling interests	—		(1,466)	(3)	(1,466)	192	(5)	(1,274)
Net income (loss) attributable to Shake Shack Inc.	$2,118		$(2,334)		$(216)	$(490)		$(706)

Earnings per share of Class A common stock:
Basic	$0.07	(6)						$(0.05)	(7)
Diluted	$0.07	(6)						$(0.05)	(7)
Weighted-average shares of Class A common stock outstanding:
Basic	29,977	(6)						15,212	(7)
Diluted	30,122	(6)						15,212	(7)

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

SHAKE SHACK INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)
FOR THE TWENTY-SIX WEEKS ENDED JULY 1, 2015

(in thousands, except per share amounts)	Historical Shake Shack Inc.		Offering Adjustments		Pro Forma Shake Shack Inc.
Shack sales	$82,630				$82,630
Licensing revenue	3,628				3,628
Total revenue	86,258		—		86,258
Shack-level operating expenses:
Food and paper costs	24,721				24,721
Labor and related expenses	20,269				20,269
Other operating expenses	7,203				7,203
Occupancy and related expenses	7,042				7,042
General and administrative expenses	24,437				24,437
Depreciation expense	4,638				4,638
Pre-opening costs	2,653				2,653
Loss on disposal of property and equipment	—				—
Total expenses	90,963		—		90,963
Operating loss	(4,705)		—		(4,705)
Interest expense	162				162
Loss before income taxes	(4,867)		—		(4,867)
Income tax expense (benefit)	1,248		(2,536)	(4)	(1,288)
Net income (loss)	(6,115)		2,536		(3,579)
Less: net income (loss) attributable to non-controlling interests	5,435		(8,281)	(5)	(2,846)
Net income (loss) attributable to Shake Shack Inc.	$(11,550)		$10,817		$(733)

Earnings per share of Class A common stock:
Basic	$(0.96)				$(0.05)	(7)
Diluted	$(0.96)				$(0.05)	(7)
Weighted-average shares of Class A common stock outstanding:
Basic	12,006				15,161	(7)
Diluted	12,006				15,161	(7)

Pro forma income tax benefit	$(1,013)	(8)
Pro forma net loss attributable to Shake Shack Inc.	$(581)	(8)
Pro forma earnings per share of Class A common stock:
Basic	$(0.05)	(8)
Diluted	$(0.05)	(8)

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

SHAKE SHACK INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(1)
In connection with our IPO, we granted 2,622,281 stock options to our directors and certain employees on January 29, 2015 with an exercise price of $21.00 per share. This adjustment represents the increase in compensation expense we would have incurred during fiscal 2014, assuming the stock options were granted on December 26, 2013. The grant-date fair value was determined using the Black-Scholes valuation model using the following assumptions:

Expected term (years)	7.5
Expected volatility	35.1%
Risk-free interest rate	1.6%
Dividend yield	—%
The adjustment does not include (i) $11.8 million of compensation expense recognized in connection with the settlement of outstanding awards under the Former UAR Plan, (ii) $0.4 million of related employer payroll taxes and (iii) $0.6 million of compensation expense recognized in connection with the accelerated vesting of the outstanding restricted Class B units, as these expenses are non-recurring in nature.

(2)
SSE Holdings has been, and will continue to be, treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, SSE Holdings is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by SSE Holdings is passed through to and included in the taxable income or loss of its members, including us, on a pro rata basis. We are subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income generated by SSE Holdings. This adjustment represents the tax effect of recognizing our allocable share of the pro forma taxable loss generated by SSE Holdings during fiscal 2014, assuming the IPO and Organizational Transactions occurred on December 26, 2013. The adjustment was computed to reflect a benefit from income taxes at an assumed effective tax rate of (9.7)%.

(3)
As a result of the IPO and Organizational Transactions, we became the sole managing member of SSE Holdings and own 33.3% of SSE Holdings. Although we have a minority economic interest in SSE Holdings, we have the sole voting power in, and control the management of, SSE Holdings. Accordingly, we consolidate the financial results of SSE Holdings and report a non-controlling interest in our consolidated financial statements. This adjustment reflects the recognition of the net loss attributable to non-controlling interests, which represent the remaining 66.7% ownership interest of SSE Holdings held by the Continuing SSE Equity Owners, assuming the IPO and Organizational Transactions occurred on December 26, 2013.

(4)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, we will own 42.0% of the economic interest of SSE Holdings and the Continuing SSE Equity Owners will own the remaining 58.0% of the economic interest of SSE Holdings. This adjustment reflects the incremental tax effect as a result of the increase in our allocable share of the taxable income (loss) generated by SSE Holdings. These amounts have been determined based on the assumption that the underwriters' option to purchase 600,000 additional shares of our Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, we will own 43.3% of the economic interest in SSE Holdings and the Continuing SSE Equity Owners will own the remaining 56.7% of the economic interest in SSE Holdings.

(5)
Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, we will own 42.0% of the economic interest of SSE Holdings and the Continuing SSE Equity Owners will own the remaining 58.0% of the economic interest of SSE Holdings. This adjustment represents the change in net loss attributable to non-controlling interest resulting from our increased ownership in SSE Holdings. These amounts have been determined based on the assumption that the underwriters' option to purchase 600,000 additional shares of our Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, we will own 43.3% of the economic interest in SSE Holdings and the Continuing SSE Equity Owners will own the remaining 56.7% of the economic interest in SSE Holdings.

SHAKE SHACK INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(6)
Amounts for Historical Shack Shack Inc. have been retroactively adjusted to give effect to the recapitalization transactions that occurred in connection with our IPO, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership interests and (ii) exchange all of the then-existing members' ownership interests for the newly-created membership interests. The computations do not consider the 5,750,000 shares of Class A common stock issued to investors in our IPO or the 339,306 shares of Class A common stock issued upon settlement of outstanding unit appreciation rights granted under the Former UAR Plan.

(7)
Pro forma basic earnings per share of Class A common stock is computed by dividing the net income attributable to Shake Shack Inc. by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted earnings per share of Class A common stock is computed by adjusting the net income attributable to Shake Shack Inc. and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share of Class A common stock.

	Pro Forma Shake Shack Inc.
(in thousands, except per share amounts)	Fiscal Year Ended December 31, 2014	Twenty-Six Weeks Ended July 1, 2015
Pro forma basic earnings per share of Class A common stock:
Numerator:
Net loss	$(1,980)	$(3,579)
Less: net loss attributable to non-controlling interests	(1,274)	(2,846)
Net loss attributable to Shake Shack Inc.	$(706)	$(733)
Denominator:
Weighted-average shares of Class A common stock outstanding prior to this offering	29,977	12,006
Shares of Class B common stock issued in connection with the Organizational Transactions	(24,192)	—
Shares of Class A common stock issued in connection with the IPO and Organizational Transactions	6,272	—
Shares of Class A common stock issued in connection with this offering	3,155	3,155
Pro forma weighted-average shares of Class A common stock outstanding—basic	15,212	15,161
Pro forma basic earnings per share of Class A common stock	$(0.05)	$(0.05)

Pro forma diluted earnings per share of Class A common stock:
Numerator:
Net loss attributable to Shake Shack Inc.	$(706)	$(733)
Denominator:
Pro forma weighted-average shares of Class A common stock outstanding—basic	15,212	15,161
Dilutive effect of stock options	—	—
Pro forma weighted-average shares of Class A common stock outstanding—diluted	15,212	15,161
Pro forma diluted earnings per share of Class A common stock	$(0.05)	$(0.05)
In connection with the IPO, we granted 2,622,281 stock options to our directors and certain employees. The computations of pro forma diluted earnings per share of Class A common stock exclude the effect of outstanding stock options, as the effect is anti-dilutive.
Shares of our Class B common stock do not share in the earnings or losses of Shake Shack Inc. and are therefore not participating securities. Accordingly, separate presentation of basic and diluted earnings per share of Class B common stock under the two-class method has not been presented. Shares of our Class B common stock are, however, considered potentially dilutive shares of Class A common stock. After evaluating the potential dilutive effect under the if-converted and two-class methods, the 21,036,580

SHAKE SHACK INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)

shares of Class B common stock outstanding after giving effect to this offering were determined to be anti-dilutive and have therefore been excluded from the computations of pro forma diluted earnings per share of Class A common stock.

(8)
As a result of the the IPO and Organizational Transactions that occurred on February 4, 2015, we are now subject to U.S. federal and certain state and local income taxes with respect to our allocable share of any taxable income or loss generated by SSE Holdings. The pro forma financial information presented has been computed to reflect a benefit from income taxes assuming the IPO and Organizational Transactions occurred on January 1, 2015.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock, as of August 10, 2015, before and after the consummation of this offering, for:

▪	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

▪	each of our directors;

▪	each of our named executive officers;

▪	all of our executive officers and directors as a group; and

▪	the selling stockholders.
Each Continuing SSE Equity Owner is entitled to have their LLC Interests redeemed for Class A common stock on a one-for-one basis, or, at the option of Shake Shack, cash equal to the market value of the applicable number of shares of our Class A common stock. In addition, at Shake Shack's election, Shake Shack may effect a direct exchange of such shares of Class A common stock or such cash for such LLC Interests. In connection with the IPO, we issued to each Continuing SSE Equity Owner for nominal consideration one share of Class B common stock for each LLC Interest it owned. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests each such Continuing SSE Equity Owner owns.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Shake Shack Inc.; 24 Union Square East, 5th Floor; New York, NY 10003. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Based upon the applicable facts and circumstances, including when and how each selling stockholder's respective shares of Class A common stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

	Class A Common Stock Beneficially Owned(1)						Class B Common Stock Beneficially Owned(1)(+)
	Prior to this Offering		After Giving Effect to this Offering Assuming Underwriters' Option is Not Exercised		After Giving Effect to this Offering Assuming Underwriters' Option is Exercised in Full		Prior to this Offering		After Giving Effect to this Offering Assuming Underwriters' Option is Not Exercised		After Giving Effect to this Offering Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner	(#)	(%)	(#)	(%)	(#)	(%)	(#)	(%)	(#)	(%)	(#)	(%)
5% Stockholders
Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and LGP Malted Coinvest LLC(3)(4)(5)	3,449,325	28.6%	2,988,165	19.6%	2,918,913	18.6%	5,773,997	23.9%	4,995,494	23.7%	4,878,586	23.7%
Daniel Meyer(3)(6)	30,100	*	30,100	*	30,100	*	7,352,908	30.4%	6,374,362	30.3%	6,227,412	30.3%
SEG Partners, L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd.(3)(7)	2,548,516	21.1%	2,164,949	14.2%	2,114,283	13.5%	1,809,854	7.5%	1,605,785	7.6%	1,568,206	7.6%
ACG Shack LLC(3)(8)	—	*	—	*	—	*	2,159,793	8.9%	1,868,590	8.9%	1,824,860	8.9%
Jeff Flug(3)(9)	30,000	*	30,000	*	30,000	*	1,834,778	7.6%	1,587,396	7.5%	1,550,247	7.5%

Named Executive Officers and Directors
Randy Garutti(10)	3,100	*	3,100	*	3,100	*	1,043,751	4.3%	903,023	4.3%	881,890	4.3%
Jeff Uttz(11)	10,000	*	10,000	*	10,000	*	197,814	*	171,579	*	167,644	*
Peggy Rubenzer(12)	32,476	*	32,476	*	32,476	*	—	*	—	*	—	*
Evan Guillemin	—	*	—	*	—	*	—	*	—	*	—	*
Jenna Lyons(13)	10,000	*	10,000	*	10,000	*	—	*	—	*	—	*
Jonathan D. Sokoloff(3)(4)(5)(14)	3,440,325	28.5%	2,979,165	19.6%	2,909,913	18.5%	5,773,997	23.9%	4,995,494	23.7%	4,878,586	23.7%
Robert Vivian(15)	20,000	*	20,000	*	20,000	*	67,444	*	58,351	*	56,985	*

All Directors and Executive Offers as a group (nine persons)	3,576,001	29.7%	3,114,841	20.5%	3,045,589	19.4%	16,270,692	67.3%	14,090,205	67.0%	13,762,764	67.0%

	Combined Voting Power(2)
	Prior to this Offering		After Giving Effect to this Offering Assuming Underwriters' Option is Not Exercised		After Giving Effect to this Offering Assuming Underwriters' Option is Exercised in Full
	(#)	(%)	(#)	(%)	(#)	(%)
5% Stockholders
Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and LGP Malted Coinvest LLC(3)(4)(5)	9,223,322	25.4%	7,983,659	22.0%	7,797,499	21.5%
Daniel Meyer(3)(6)	7,383,008	20.4%	6,404,462	17.7%	6,257,512	17.3%
SEG Partners, L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd.(3)(7)	4,358,370	12.0%	3,770,734	10.4%	3,682,489	10.2%
ACG Shack LLC(3)(8)	2,159,793	6.0%	1,868,590	5.2%	1,824,860	5.0%
Jeff Flug(3)(9)	1,864,778	5.1%	1,617,396	4.5%	1,580,247	4.4%

Named Executive Officers and Directors
Randy Garutti(10)	1,046,851	2.9%	906,123	2.5%	884,990	2.4%
Jeff Uttz(11)	207,814	*	181,579	*	177,644	*
Peggy Rubenzer(12)	32,476	*	32,476	*	32,476	*
Evan Guillemin	—	*	—	*	—	*
Jenna Lyons(13)	10,000	*	10,000	*	10,000	*
Jonathan D. Sokoloff(3)(4)(5)(14)	9,214,322	25.4%	7,974,659	22.0%	7,788,499	21.5%
Robert Vivian(15)	87,444	*	78,351	*	76,985	*

All Directors and Executive Offers as a group (nine persons)	19,846,693	54.7%	17,205,046	47.5%	16,808,353	46.4%

Selling Stockholders:

	LLC Interests owned prior to this offering		LLC Interests exchanged for shares of Class A common stock for sale in this offering assuming underwriters' option is not exercised(+)		LLC Interests exchanged for shares of Class A common stock for sale in this offering assuming underwriters' option is exercised in full(+)		Number of LLC Interests owned following this offering assuming underwriters' option is not exercised	Number of LLC Interests owned following this offering assuming underwriters' option is exercised in full
Name of beneficial owner	(#)	(%)	(#)	% of Class A outstanding(^)	(#)	% of Class A outstanding(^)
ACG Shack LLC	2,159,793	6.0%	291,203	1.9%	334,933	2.1%	1,868,590	1,824,860
Amy Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	16,977	*	2,289	*	2,633	*	14,688	14,344
Ashley Campbell	34,858	*	4,623	*	5,316	*	30,235	29,542
Beth Stephens	8,488	*	1,144	*	1,300	*	7,344	7,188
Charles Meyer Qualified Minor's Trust Dated 11/23/05	33,954	*	4,578	*	5,265	*	29,376	28,689
Daniel Meyer and Affiliate:
Daniel Meyer	1,869,064	5.2%	598,928	4.0%	745,878	4.8%	1,270,136	1,123,186
Gramercy Tavern Corp	3,069,881	8.5%	379,618	2.5%	379,618	2.4%	2,690,263	2,690,263
David A. Swinghamer(16)	967,010	2.7%	159,843	1.1%	183,847	1.2%	807,167	783,163
Erin Moran	42,603	*	4,260	*	4,260	*	38,343	38,343
Granite Point Capital	365,092	1.0%	49,225	*	56,617	*	315,867	308,475
Gretchen Meyer Qualified Minor's Trust Dated 11/23/05	33,954	*	4,578	*	5,265	*	29,376	28,689
Hallie Meyer Qualified Minor's Trust Dated 11/23/05	33,954	*	4,578	*	5,265	*	29,376	28,689
Isaac Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	16,977	*	2,289	*	2,633	*	14,688	14,344
Jamie Welch & Fiona Angelini	84,268	*	11,176	*	12,852	*	73,092	71,416
Jean Polsky Investment Trust Dated 3/21/97	8,488	*	1,144	*	1,316	*	7,344	7,172
Jeff Flug and Affiliate:
Jeff Flug	226,978	*	226,978	1.5%	226,978	1.4%	—	—
Gulf Five LLC	685,226	1.9%	20,404	*	57,553	*	664,822	627,673
Jeff Uttz	197,814	*	26,235	*	30,170	*	171,579	167,644
Joan W. Harris Revocable Trust Dated 4/1/93	67,907	*	9,156	*	10,531	*	58,751	57,376
Karen Kochevar	313,951	*	42,330	*	48,686	*	271,621	265,265
Leonard Green Partners:
Green Equity Investors VI, L.P.	5,371,902	14.8%	724,289	4.8%	833,056	5.3%	4,647,613	4,538,846
Green Equity Investors Side VI, L.P.	—	*	—	—	—	—	—	—
LGP Malted Coinvest LLC	402,095	1.1%	54,214	*	62,355	*	347,881	339,740
Marc Weiss Revocable Trust U/A/D 8/11/2003	10,812	*	1,458	*	1,677	*	9,354	9,135
Orrin Devinsky	50,561	*	6,817	*	7,841	*	43,744	42,720
Peyton Meyer Qualified Minor's Trust Dated 11/23/05	33,954	*	4,578	*	5,265	*	29,376	28,689
Randy Garutti	987,779	2.7%	140,728	*	161,861	1.0%	847,051	825,918
RHF-NM 1999 Descendants Trust Dated 1/1/2006	84,884	*	11,445	*	13,164	*	73,439	71,720
RHF-TM 1999 Descendants Trust Dated 1/1/2006	33,954	*	4,578	*	5,265	*	29,376	28,689
Richard Coraine and Affiliate:
Richard Coraine	252,398	*	33,474	*	38,495	*	218,924	213,903
Richard D. Coraine 2012 Family Trust	424,525	1.2%	56,302	*	64,747	*	368,223	359,778
Robert Vivian	67,444	*	9,093	*	10,459	*	58,351	56,985
Roxanne H. Frank Revocable Trust Dated 9/30/75	169,768	*	22,890	*	26,327	*	146,878	143,441
SEG Partners:
SEG Partners, L.P.	398,692	1.1%	60,565	*	68,478	*	338,127	330,214
SEG Partners II, L.P.	1,411,162	3.9%	143,504	*	173,170	1.1%	1,267,658	1,237,992
SEG Partners Offshore Master Fund Ltd.	—	*	—	*	—	*	—	—
Thomas O'Neal Ryder Family Trust	168,538	*	22,724	*	26,136	*	145,814	142,402
VHP Special Trust For Jack Dated 12/31/12	25,465	*	3,433	*	3,949	*	22,032	21,516
Walter Robb	78,633	*	10,602	*	12,194	*	68,031	66,439

	Shares of Class A common stock owned prior to this offering		Shares of Class A common stock to be sold in this offering from existing holdings of Class A common stock assuming underwriters' option is not exercised(‡)	Shares of Class A common stock to be sold in this offering from existing holdings of Class A common stock assuming underwriters' option is exercised in full(‡)	Shares of Class A common stock owned following this offering assuming underwriters' option is not exercised		Shares of Class A common stock owned following this offering assuming underwriters' option is exercised in full
	(#)	(%)			(#)	(%)(^)	(#)	(%)(^)
ACG Shack LLC	—	*	—	—	—	*	—	*
Amy Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	300	*	—	—	300	*	300	*
Ashley Campbell	1,700	*	—	—	1,700	*	1,700	*
Beth Stephens	500	*	—	—	500	*	500	*
Charles Meyer Qualified Minor's Trust Dated 11/23/05	300	*	—	—	300	*	300	*
Daniel Meyer and Affiliate:
Daniel Meyer	30,100	*	—	—	30,100	*	30,100	*
Gramercy Tavern Corp	—	*	—	—	—	*	—	*
David A. Swinghamer(16)	—	*	—	—	—	*	—	*
Erin Moran	3,000	*	—	—	3,000	*	3,000	*
Granite Point Capital	—	*	—	—	—	*	—	*
Gretchen Meyer Qualified Minor's Trust Dated 11/23/05	300	*	—	—	300	*	300	*
Hallie Meyer Qualified Minor's Trust Dated 11/23/05	300	*	—	—	300	*	300	*
Isaac Weiss-Meyer Qualified Minor's Trust Dated 12/22/05	300	*	—	—	300	*	300	*
Jamie Welch & Fiona Angelini	5,000	*	—	—	5,000	*	5,000	*
Jean Polsky Investment Trust Dated 3/21/97	300	*	—	—	300	*	300	*
Jeff Flug and Affiliate:
Jeff Flug	30,000	*	—	—	30,000	*	30,000	*
Gulf Five LLC	—	*	—	—	—	*	—	*
Jeff Uttz	10,000	*	—	—	10,000	*	10,000	*
Joan W. Harris Revocable Trust Dated 4/1/93	500	*	—	—	500	*	500	*
Karen Kochevar	—	*	—	—	—	*	—	*
Leonard Green Partners:
Green Equity Investors VI, L.P.	137,011	1.1%	18,473	21,247	118,538	*	115,764	*
Green Equity Investors Side VI, L.P.	3,283,314	27.2%	442,687	509,165	2,840,627	18.7%	2,774,149	17.7%
LGP Malted Coinvest LLC	—	*	—	—	—	*	—	*
Marc Weiss Revocable Trust U/A/D 8/11/2003	500	*	—	—	500	*	500	*
Orrin Devinsky	—	*	—	—	—	*	—	*
Peyton Meyer Qualified Minor's Trust Dated 11/23/05	300	*	—	—	300	*	300	*
Randy Garutti	3,100	*	—	—	3,100	*	3,100	*
RHF-NM 1999 Descendants Trust Dated 1/1/2006	300	*	—	—	300	*	300	*
RHF-TM 1999 Descendants Trust Dated 1/1/2006	300	*	—	—	300	*	300	*
Richard Coraine and Affiliate:
Richard Coraine	5,000	*	—	—	5,000	*	5,000	*
Richard D. Coraine 2012 Family Trust	—	*	—	—	—	*	—	*
Robert Vivian	20,000	*	—	—	20,000	*	20,000	*
Roxanne H. Frank Revocable Trust Dated 9/30/75	—	*	—	—	—	*	—	*
SEG Partners:
SEG Partners, L.P.	—	*	—	—	—	*	—	*
SEG Partners II, L.P.	—	*	—	—	—	*	—	*
SEG Partners Offshore Master Fund Ltd.	2,548,516	21.1%	383,567	434,233	2,164,949	14.2%	2,114,283	13.5%

Thomas O'Neal Ryder Family Trust	—	*	—	—	—	*	—	*
VHP Special Trust For Jack Dated 12/31/12	300	*	—	—	300	*	300	*
Walter Robb	2,000	*	—	—	2,000	*	2,000	*

*	Represents beneficial ownership of less than 1%

(+)
Continuing SSE Equity Owners participating in this offering will exchange, on a one-for-one basis, a portion of their LLC Interests for newly-issued shares of Class A common stock that will be sold in this offering (and an equivalent number of Class B common stock will be cancelled in connection with each LLC Interest exchanged for a share of Class A common stock ). See “Certain Relationships and Related Transactions, and Director Independence-SSE Holdings LLC Agreement-LLC Interest Redemption Right” in our 2014 10-K.

(^)
Percentage calculated after adding the total number of shares of Class A common stock issued upon exchange of LLC Units in connection with this offering to the existing number of shares of Class A common outstanding as of August 10, 2015.

(‡)
Does not include the shares of Class A common stock to be offered by the Continuing SSE Equity Owners after giving effect to the redemption of their respective LLC Interests as set forth in the table on page 58.

(1)
Subject to the terms of the LLC Agreement, the LLC Interests together with a corresponding number of shares of Class B common stock, which will be cancelled in the exchange, are exchangeable for, at the option of Shake Shack Inc., cash or shares of our Class A common stock on a one-for-one basis. Beneficial ownership of Class A common stock reflected in the table above does not reflect beneficial ownership of LLC Interests (and corresponding shares of Class B common stock) for which such shares of Class A common stock may be exchanged.

(2)
Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock. Represents percentage of voting power of the Class A common stock and Class B common stock of Shake Shack Inc. voting together as a single class. Each holder of LLC Interests (other than Shake Shack Inc. and its direct subsidiaries) holds one corresponding share of Class B common stock for each LLC Interest held.

(3)
As discussed in "Certain Relationships and Related Party Transactions, and Director Independence—Stockholders Agreement" of our 2014 10-K, the members of the Voting Group entered into a Stockholders Agreement with us, pursuant to which the Voting Group has agreed to vote their shares of Class A common stock and Class B common stock in favor of the election of the nominees of certain members of the Voting Group to our Board of Directors upon their nomination by the nominating and corporate governance committee of our Board of Directors.

(4)
Green Equity Investors VI, L.P., a Delaware limited partnership (“GEI VI”) is the direct owner of 137,011 shares of Class A common stock and 5,371,902 shares of Class B common stock of Shake Shack Inc. (the “GEI VI Shares”). Green Equity Investors Side VI, L.P., a Delaware limited partnership (“GEI Side VI”), is the direct owner of 3,283,314 shares of Class A common stock(the “GEI Side VI Shares”). LGP Malted Coinvest LLC, a Delaware limited liability company (“Malted” and, collectively with GEI VI and GEI Side VI the “Green Funds”), is the direct owner of 402,095 shares of Class B common stock of Shake Shack Inc. (the “Malted Shares” and, collectively with the GEI VI Shares and the GEI Side VI Shares, the “Green Shares”).

(5)
Voting and investment power with respect to the Green Shares may be deemed to be shared by certain affiliated entities. GEI Capital VI, LLC (“GEIC”), is the general partner of GEI VI and GEI Side VI. Green VI Holdings, LLC (“Holdings”) is a limited partner of GEI VI and GEI Side VI. Leonard Green & Partners, L.P. (“LGP”) is the management company of GEI VI, GEI Side VI, and Holdings. Peridot Coinvest Manager LLC (“Peridot”), an affiliate of LGP, is the Manager of Malted. Each of GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot disclaims such shared beneficial ownership of Shake Shack Inc.’s Class A common stock and Class B common stock. Jonathan D. Sokoloff may also be deemed to share voting and investment power with respect to such shares due to his positions with LGP and Peridot, and he disclaims beneficial ownership of such shares. Each of Messrs. John G. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, and J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or indirectly, through one or more intermediaries, may be deemed to control GEIC, LGP, and Peridot. As such, these individuals may be deemed to have shared voting and investment power with respect to all shares beneficially owned by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot. These individuals each disclaim beneficial ownership of the securities held by GEI VI, GEI Side VI, Holdings, Malted, LGP, and Peridot, except to the extent of their respective pecuniary interest therein. In this offering: (i) GEI VI will redeem 724,289 LLC interests for 724,289 shares of Class A common stock (with a corresponding number of shares of Class B common stock being cancelled in connection with the redemption) and sell 742,762 shares of Class A common stock of Shake Shack Inc. (and 111,541 additional shares of Class A common stock, 108,767 of which would be received in exchange for redemption of a like number of LLC interests and shares of Class B common stock, if the underwriters exercise in full their option to purchase additional shares); (ii) GEI Side VI will sell 442,687 shares of Class A common stock of Shake Shack Inc. (and 66,478 additional shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares); and (iii) Malted will redeem 54,214 LLC interests for 54,214 shares of Class A common stock (with a corresponding number of shares of Class B common stock being cancelled in connection with the redemption) and sell such shares of Class A common stock of Shake Shack Inc. (and 8,141 additional shares of Class A common stock, received in exchange for redemption of a like number of LLC interests and shares of Class B common stock, if the underwriters exercise in full their option to purchase additional shares). Each of the foregoing entity’s and individual’s address (other than the Company) is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(6)
Includes (i) 30,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds; (ii) 100 shares of Class A common stock directly held; (iii) 1,869,064 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015; (iv) 590,921 shares of Class B common stock held by the Daniel H. Meyer 2012 Gift Trust U/A/D 10/31/12, of which Mr. Meyer's spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015; (v) 95,238 shares of Class B common stock held by Union Square Hospitality Group, LLC, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015; (vi) 1,727,804 shares of Class B common stock held by Union Square Cafe Corp, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015 and (vii) 3,069,881 shares of Class B common stock held by Gramercy Tavern Corp, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(7)
Select Equity Group, L.P. ("Select Equity"), a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by SEG Partners L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd. Select Equity is an investment adviser and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 4,358,370 shares. George S. Loening is a control person and possesses sole power to vote or direct the vote of, and dispose or direct the disposition of, 4,358,370 shares. The address for Select Equity is Select Equity Group, L.P., 380 Lafayette Street New York, New York 10003.

(8)
ACG Shack LLC ("ACG Shack") is managed by Alliance Consumer Growth LLC ("Alliance"), the investment manager for Alliance Consumer Growth Fund, LP. Josh Goldin, Julian Steinberg and Trevor Nelson are the managing members of Alliance LLC and may be deemed to control Alliance. As such, these individuals may be deemed to have shared voting and investment power with respect to the 2,159,793 shares beneficially owned by ACG Shack. Each of Mr. Goldin, Mr. Steinberg and Mr. Nelson disclaim beneficial ownership of the 2,159,793 shares held by ACG Shack. The address for each of ACG Shake Shack LLC, Alliance Consumer Growth LLC and Alliance Consumer Growth Fund, LP. is c/o Alliance Consumer Growth LLC 655 Madison Avenue, 20th Floor New York, New York 10065.

(9)
Includes (i) 30,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds; (ii) 226,978 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015; (iii) 922,574 shares of Class B common stock held by the Flug 2012 GS Trust U/A/D 9/4/12, of which Mr. Flug's spouse is the trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015; and (iv) 685,226 shares of Class B common stock held by Gulf Five LLC, of which Mr. Flug is the sole manager of the management company, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(10)
Includes (i) 3,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds, (ii) 100 shares of Class A common stock directly held, (iii) 987,779 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015 and (iv) 55,972 shares of Class B common stock held by the The Randall J. Garutti 2014 GST Trust, of which Mr. Garutti's spouse is a trustee and beneficiary, acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(11)
Includes (i) 10,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds and (ii) 197,814 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(12)
Includes (i) 10,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds and (ii) 22,476 shares of Class A common stock received in settlement of 1,501 unit appreciation rights.

(13)	Includes 10,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds.

(14)
Includes (i) 20,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds, (ii) 3,420,325 shares of Class A common stock held by the LGP Owners and (iii) 5,773,997 shares of Class B common stock held by the LGP Owners.

(15)
Includes (i) 20,000 shares of Class A common stock acquired under the Company's Directed Share Program using personal funds and (ii) 67,444 shares of Class B common stock acquired pursuant to a subscription agreement entered into with the Company in connection with the Company's IPO on February 4, 2015.

(16)
David A. Swinghamer served as SSE Holdings’ Chief Development Officer from December 29, 2011 until March 27, 2014, and previously as Chief Executive Officer from December 31, 2009 until December 28, 2011.  Mr. Swinghamer served on SSE Holdings’ board of directors from January 14, 2010 until February 4, 2014.

.

DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and our bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.
Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.001 per share, 35,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of blank check preferred stock.
Common Stock
Upon consummation of this offering, there will be 15,213,420 shares of our Class A common stock issued and outstanding and 21,036,580 shares of our Class B common stock issued and outstanding.
Class A Common Stock
Voting Rights
Holders of our Class A common stock are entitled to cast one vote per share. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend Rights
Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights
On our liquidation, dissolution or winding up, each holder of Class A common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.
Other Matters
Shares of Class A common stock are not subject to redemption and do not have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. All the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable.
Class B Common Stock
Issuance of Class B common stock with LLC Interests
Shares of Class B common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Continuing SSE Equity Owners and the number of shares of Class B common stock issued to Continuing SSE Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing SSE Equity Owner, redeem or exchange LLC Interests of such Continuing SSE Equity Owners pursuant to the terms of the SSE Holdings LLC Agreement.
Voting Rights
Holders of Class B common stock are entitled to cast one vote per share, with the number of shares of Class B common stock held by each Continuing SSE Equity Owner being equivalent to the number of LLC Interests held by such Continuing SSE Equity Owner. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend Rights
Holders of our Class B common stock do not participate in any dividend declared by the board of directors.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of Class B common stock will not be entitled to receive any distribution of our assets.
Transfers
Pursuant to our amended and restated certificate of incorporation and the SSE Holdings LLC Agreement, each holder of Class B common stock agrees that:

▪	the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

▪	in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.
Other Matters
Shares of Class B common stock are not subject to redemption rights and do not have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock.All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.
Preferred Stock
Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Exclusive Venue
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law
Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We believe that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement, directors designated by the Meyer Group, LGP or SEG may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of at least a majority of the confirmed voting power of our Class A and Class B common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our amended and restated certificate of incorporation provides that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation provides that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that stockholder action by written consent is permitted only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.
Amendment of Amended and Restated Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described above.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
In addition, we are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with any ‘‘interested stockholder’’ for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A ‘‘business combination’’ includes, among other things, a merger or consolidation involving us and the ‘‘interested stockholder’’ and the sale of more than 10% of our assets. In general, an ‘‘interested stockholder’’ is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In connection with the IPO, we entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

▪	any breach of his duty of loyalty to us or our stockholders;

▪	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	any transaction from which the director derived an improper personal benefit; or

▪	improper distributions to stockholders.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunities
In recognition that partners, principals, directors, officers, members, managers and/or employees of the Original SSE Equity Owners and their affiliates and investment funds, which we refer to as the Corporate Opportunity Entities, may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our Company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any other director of ours acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least 66-2⁄3% of the votes which all our stockholders would be entitled to cast in any annual election of directors.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Shake Shack. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See "—Exclusive Venue’’ above.
Stockholders Agreement
In connection with the IPO, the Company entered into the Stockholders Agreement with the Voting Group pursuant to which the Voting Group has specified board representation rights, governance rights and other rights. See ‘‘Certain Relationships and Related Party Transactions, and Director Independence—Stockholders Agreement" in our 2014 10-K.
Registration Rights Agreement
In connection with the IPO, the Company entered into the Registration Rights Agreement with the Original SSE Equity Owners pursuant to which the Original SSE Equity Owners have specified rights to require the Company to register all or any portion of their shares under the Securities Act. See ‘‘Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreement" in our 2014 10-K.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
The New York Stock Exchange
Our Class A common stock is listed on the NYSE under the symbol "SHAK."

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock.
After giving effect to this offering, we will have outstanding an aggregate of 15,213,420 shares of Class A common stock, including the issuance of 3,155,273 shares of Class A common stock offered by the Continuing SSE Equity Owners participating in this offering. All shares sold in the IPO and in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining 5,463,420 shares of Class A common stock (or 26,500,000 shares of Class A common stock, including 21,036,580 shares of Class A common stock issuable upon redemption or exchange of LLC Interests) will continue to be, and any shares of Class A common stock issued upon redemption or exchange of LLC Interests will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
Lock‑Up Agreements
We, the selling stockholders and each of our directors and executive officers, have agreed that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus, subject to extension in specified circumstances:

▪
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

▪
enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

▪
in the case of the selling stockholders, our directors and executive officers, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, whether any transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.
The lock-up agreements do not prohibit the sale or transfer of up to 22,000 shares of Class A common stock in one transaction by Peggy Rubenzer.
Upon the expiration of the applicable lock‑up periods, substantially all of the shares subject to such lock‑up restrictions will become eligible for sale, subject to the limitations discussed below.
In connection with this offering, the representatives of the underwriters for our IPO have agreed to waive the lock-up restrictions entered into in contemplation of our IPO and applicable to us in order to permit the filing of the registration statement of which this prospectus forms a part and the registration of our common stock thereby.
Rule 144
Affiliate Resales of Restricted Securities
A person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Class A common stock for at least six months is entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

▪	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 152,134 shares immediately after this offering; or

▪	the average weekly trading volume in our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three‑month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the New York Stock Exchange concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non‑Affiliate Resales of Restricted Securities
A person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the current public information requirement.
Non‑affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
Any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement may be entitled to sell such shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement, and non‑affiliates of the issuer can resell shares in reliance on Rule 144 without complying with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Equity Plans
We have filed a registration statement on Form S-8 under the Securities Act to register all shares of Class A common stock (i) subject to outstanding stock options granted in connection with the IPO, (ii) issued or issuable under our stock plans and (iii) issued to the Former UAR Plan Participants. This registration statement covers shares offered pursuant to our stock plans, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights
In connection with the IPO, and after giving effect to this offering, the holders of 5,124,114 shares of Class A common stock or                 26,160,694 shares of Class A common stock, including 21,036,580 shares of Class A common stock issuable upon redemption or exchange of LLC Interests, or their transferees, are entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock‑up agreement. See "Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreement" in our 2014 10-K.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

▪	U.S. expatriates and former citizens or long-term residents of the United States;

▪	persons subject to the alternative minimum tax;

▪	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

▪	banks, insurance companies, and other financial institutions;

▪	brokers, dealers or traders in securities;

▪	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

▪	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

▪	tax-exempt organizations or governmental organizations;

▪	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

▪	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

▪	tax-qualified retirement plans.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

▪	an individual who is a citizen or resident of the United States;

▪	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

▪	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

▪
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not currently expect to make any cash distributions to holders of our Class A common stock. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distributions not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non‑U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.
Sale or Other Taxable Disposition
Subject to the discussions below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

▪
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

▪	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

▪	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non‑U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our Class A common stock throughout the shorter of the five‑year period ending on the date of the sale or other taxable disposition or the Non‑U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Subject to the discussion below regarding payments made to certain foreign accounts, payments of dividends on our Class A common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person and such holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or such holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund, or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non‑financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.
Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A common stock in respect of amounts withheld.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
The selling stockholders are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as book-running manager of the offering and as representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Jefferies LLC
William Blair & Company, L.L.C.
Stifel, Nicolaus & Company, Incorporated
Total	4,000,000
The underwriters are committed to purchase all of the shares of Class A common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.
We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
Option to Purchase Additional Shares
The underwriters have an option to buy up to 600,000 additional shares of Class A common stock from the selling stockholders. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Underwriting Discounts and Expenses
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The underwriting fee is $ per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We will pay all registration expenses (other than underwriting discounts and commissions) and the reasonable fees and expenses of a single special counsel for the selling stockholders. We estimate that the total expenses of this offering, including registration, filing and listing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, and up to $15,000 in reimbursement of underwriters’ counsel fees in connection with the review of the terms of this offering by the Financial Industry Regulatory Authority, Inc., will be approximately $1.2 million.
The underwriters have agreed to reimburse us for certain expenses related to this offering.
Lock-up
We have agreed that we will not:

▪
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), or any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

▪
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus, other than any shares of our Class A common stock issued upon the exercise of options granted under our equity incentive plans.
The selling stockholders and our directors and executive officers, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, other than the shares of our Class A common stock to be sold hereunder, without the prior written consent of J.P. Morgan Securities LLC:

▪
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise), any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock (including, without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition;

▪
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with ownership of any shares of our common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

▪	make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
These lock-up agreements do not prohibit the sale or transfer of up to 22,000 shares of Class A common stock in one transaction by Peggy Rubenzer.
Listing
Our Class A common stock is listed on the New York Stock Exchange under the symbol “SHAK.”
Price Stabilization and Short Positions
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of increasing or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over‑the‑counter market or otherwise.
A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares offered in this offering.
Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the United Kingdom
This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the EU Prospectus Directive (as defined below) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

▪	to any legal entity that is a qualified investor as defined under the EU Prospectus Directive;

▪	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

▪
in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us or the selling stockholders of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means European Union Prospectus Directive 2003/71/EC (and any amendments thereto) and includes any relevant implementing measure in each Relevant Member State.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on‑sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Notice to Prospective Investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23‑13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly‑issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23‑13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Other Relationships
The underwriters and their respective affiliates are full‑service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. J.P. Morgan Securities LLC and/or certain of its affiliates are lenders, and act as Administrative Agent, under our Revolving Credit Facility. In addition, each of the underwriters in this offering served as underwriters in our IPO, for which services they received customary underwriting discounts and commissions.
.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
The consolidated financial statements of SSE Holdings, LLC and subsidiaries at December 31, 2014 and December 25, 2013 and for the three years ended December 31, 2014 and the balance sheets of Shake Shack Inc. at December 31, 2014 and September 23, 2014, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated herein, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INFORMATION INCORPORATED BY REFERENCE
We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

▪	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 27, 2015;

▪
our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2015, filed with the SEC on May 15, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2015, filed with the SEC on August 10, 2015;

▪	our Current Report on Form 8-K, filed with the SEC on February 10, 2015; and

▪
the description of our Class A common stock as set forth in our registration statement on Form 8-A (File No. 001-36749), filed with the SEC on January 28, 2015, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:
Shake Shack Inc.
24 Union Square East, 5th Floor
New York, NY 10003

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available free of charge on our website at investor.shakeshack.com when such reports are made available on the SEC's website. The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$27,480.00
FINRA filing fee	35,972.90
Accountants' fees and expenses	240,000.00
Legal fees and expenses	700,000.00
Blue Sky fees and expenses	10,000.00
Transfer agent's fees and expenses	23,100.00
Printing and engraving expenses	50,000.00
Miscellaneous	63,447.10
Total expenses	$1,150,000.00

Item 14. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware ("DGCL") permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
The underwriting agreement to be entered into among us, the selling stockholders and underwriters will contain indemnification and contribution provisions.
Item 15. Recent Sales of Unregistered Securities.
On January 15, 2015, the registrant agreed to issue a single share of common stock, par value $0.01 per share, which was redeemed upon the closing of the IPO, to an officer of the registrant in exchange for $0.01. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.
On February 4, 2015, simultaneously with the consummation of the IPO, the registrant issued to the Original SSE Equity Owners 30,160,694 shares of Class B common stock (and a like amount of LLC Interests). Subsequent to the IPO, the registrant acquired certain entities owned by the Former SSE Equity Owners, by merger, for which the registrant issued to the merger entities 5,968,841 shares of its Class A common stock and canceled 5,968,841 shares of Class B common stock held by the former members of SSE Holdings. The issuances of the Class B common stock and the Class A common stock described in this paragraph were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits.
The exhibit index attached hereto is incorporated herein by reference.
(b)    Financial Statement Schedules.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto incorporated by reference herein.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of August, 2015.

Shake Shack Inc.

By:	/s/ Randy Garutti
Randy Garutti
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Randy Garutti	Chief Executive Officer and Director	August 10, 2015
Randy Garutti	(Principal Executive Officer)

/s/ Jeff Uttz	Chief Financial Officer	August 10, 2015
Jeff Uttz	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 10, 2015
Daniel Meyer

*	Director	August 10, 2015
Jeff Flug

*	Director	August 10, 2015
Evan Guillemin

*	Director	August 10, 2015
Jenna Lyons

*	Director	August 10, 2015
Jonathan D. Sokoloff

*	Director	August 10, 2015
Robert Vivian

*By:	/s/ Randy Garutti
Randy Garutti
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Incorporated by Reference			Filed Herewith
		Exhibit Description	Form	Exhibit	Filing Date
1.1		Form of Underwriting Agreement.				#
3.1	*	Amended and Restated Certificate of Incorporation of Shake Shack Inc., effective February 4, 2015.	8-K	3.1	2/10/2015
3.2	*	Amended and Restated Bylaws of Shake Shack Inc., dated February 4, 2015.	8-K	3.2	2/10/2015
4.1	*	Form of Class A Common Stock Certificate.	S-1/A	4.1	1/28/2015
5.1		Opinion of Latham & Watkins LLP.				#
10.1	*	Third Amended and Restated Limited Liability Company Agreement of SSE Holdings, LLC, dated February 4, 2015 by and among SSE Holdings, LLC and its Members.	8-K	10.3	2/10/2015
10.2	*	Amended and Restated Management Services Agreement, to be effective as of January 15, 2015, by and between SSE Holdings, LLC and USHG, LLC.	S-1	10.1	12/29/2014
10.3	*	Tax Receivable Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC and each of the Members from time to time party thereto.	8-K	10.1	2/10/2015
10.4	*	Registration Rights Agreement, dated February 4, 2015, by and among Shake Shack Inc. and each other person identified on the schedule of investors attached thereto.	8-K	10.2	2/10/2015
10.5	*	Stockholders Agreement, dated February 4, 2015, by and among Shake Shack Inc., SSE Holdings, LLC, and the persons and entities listed on the schedules attached thereto.	8-K	10.4	2/10/2015
10.6	*	Third Amended and Restated Credit Agreement, dated January 28, 2015, among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	10-K	10.6	3/27/2015
10.7	*	Second Amended and Restated Security Agreement, entered into as of February 18, 2014 by and among SSE Holdings, LLC, each other loan party signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.	S-1/A	10.6	1/20/2015
10.8	*	Form of Indemnification Agreement entered into between Shake Shack Inc. and each of its directors and officers, effective February 4, 2015.	S-1/A	10.21	1/20/2015
10.9	†*	SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.7	12/29/2014
10.9.1	†*	Amendment No. 1 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.8	12/29/2014
10.9.2	†*	Amendment No. 2 to the SSE Holdings, LLC Unit Appreciation Rights Plan.	S-1	10.9	12/29/2014
10.9.3	†*	Form of Unit Appreciation Right Agreement.	S-1	10.10	12/29/2014
10.10	†*	Shake Shack Inc. 2015 Incentive Award Plan.	S-8	4.4	1/30/2015
10.10.1	†*	Form of employee option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.19	1/20/2015
10.10.2	†*	Form of director option agreement under the Shake Shack Inc. 2015 Incentive Award Plan.	S-1/A	10.20	1/20/2015
10.11	†*	2015 Senior Executive Bonus Plan.	S-1	10.12	12/29/2014
10.12	†*	Employment Agreement, dated as of November 25, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Randall Garutti.	S-1	10.17	12/29/2014
10.13	†*	Employment Agreement, dated as of December 1, 2014, by and between Shake Shack Inc., SSE Holdings, LLC and Jeff Uttz.	S-1	10.18	12/29/2014
10.14	†*	Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011.	S-1	10.14	12/29/2014
10.14.1	†*	Amendment to Special Bonus Agreement by and between Union Square Hospitality Group, LLC and Randall Garutti, entered into on March 11, 2011, effective as of July 25, 2013.	S-1	10.15	12/29/2014
10.14.2	†*	Assignment and Assumption Agreement, effective as of October 30, 2014, among Union Square Hospitality Group, LLC, Randall Garutti and SSE Holdings, LLC.	S-1	10.16	12/29/2014

10.14.3	†*	Assignment and Assumption Agreement, dated as of January 15, 2015, by and among SSE Holdings, LLC and Shake Shack Inc.	S-1/A	10.22	1/20/2015
21	*	Subsidiaries of Shake Shack Inc.	10-K	21.0	3/27/2015
23.1		Consent of Independent Registered Public Accounting Firm as to Shake Shack Inc.				#
23.2		Consent of Independent Registered Public Accounting Firm as to SSE Holdings, LLC.				#
23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.1).				#
23.4	*	Consent of eSite, Inc., dated July 17, 2015.
24.1	*	Power of Attorney.

#	Filed herewith.

*	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.